SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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AOL Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of AOL Time Warner Inc. on Friday, May 16, 2003, beginning at 10:00 am, local time, in the Ballroom at the Lansdowne Resort, 44050 Woodridge Parkway, Lansdowne, Virginia 20176. We look forward to greeting those of you who are able to attend.

Please vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote FOR the proposals listed as items 1 through 4 in the Notice and AGAINST the stockholder proposals described in the enclosed Proxy Statement.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Meeting. After reading the enclosed Notice and Proxy Statement, please submit your proxy or voting instructions by telephone, over the Internet or by using a traditional proxy or instruction card. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so. If you choose to vote this year by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

All stockholders of record on March 20, 2003 are invited to attend the Annual Meeting. No ticket is required for admission. As a result of heightened security, however, to gain admission to the Meeting, you will be required to present photo identification. Packages and bags will be inspected and may have to be checked, among other measures that may be employed to enhance the security of those attending the Meeting. Please plan accordingly. The Annual Meeting will be audiocast live on the Internet at http://www.aoltimewarner.com/investors.

Sincerely,

Stephen M. Case	Richard D. Parsons
Chairman of the Board	Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

AOL TIME WARNER INC.

75 Rockefeller Plaza

New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 16, 2003

The Annual Meeting (the “Annual Meeting”) of Stockholders of AOL Time Warner Inc. (the “Company”) will be held:

Date:	Friday, May 16, 2003
Place:	Ballroom
Lansdowne Resort
44050 Woodridge Parkway
Lansdowne, Virginia 20176
Time:	10:00 am, local time

for the following purposes:

1.	To elect 13 directors for a term of one year, and until their successors are duly elected and qualified;

2.	To consider and approve the AOL Time Warner Inc. 2003 Stock Incentive Plan;

3.	To consider and approve the amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers to preserve the Company’s tax deductions;

4.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2003;

5.	To consider and vote upon two stockholder proposals described in the attached Proxy Statement; and

6.	To transact such other business as may properly come before the Annual Meeting.

Only holders of the Company’s common stock and series common stock at the close of business on March 20, 2003, the record date, are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

AOL TIME WARNER INC.

PAUL T. CAPPUCCIO

Secretary

March 28, 2003

THE ANNUAL MEETING WILL START PROMPTLY AT 10:00 AM, LOCAL TIME. TO AVOID DISRUPTION, ADMISSION MAY BE LIMITED ONCE THE MEETING STARTS. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ANY STOCKHOLDER OF RECORD WHO IS PRESENT AT THE MEETING MAY VOTE IN PERSON INSTEAD OF BY PROXY, THEREBY CANCELLING ANY PREVIOUS PROXY. YOU MAY NOT APPOINT MORE THAN THREE PERSONS TO ACT AS YOUR PROXY AT THE MEETING.

AOL TIME WARNER INC.

75 Rockefeller Plaza

New York, NY 10019

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AOL Time Warner Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 16, 2003, in the Ballroom at the Lansdowne Resort, 44050 Woodridge Parkway, Lansdowne, Virginia 20176, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 2, 2003 to stockholders entitled to vote at the Annual Meeting.

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 20, 2003, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	4,318,450,325 shares of Common Stock, par value $.01 per share (“Common Stock”), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting; and

•	171,185,826 shares of Series LMCN-V Common Stock, par value $.01 per share (“Series LMCN-V Stock”), each of which is entitled to 1/100 of a vote on the election of directors.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required for the election of directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Any stockholder of record may revoke a proxy at any time before it is voted by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy should be delivered to AOL Time Warner Inc., 75 Rockefeller Plaza, New York, NY 10019, Attention: Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

A copy of the Company’s Annual Report to Stockholders for the year 2002, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Stockholders Sharing the Same Address

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-AOL, by e-mail to: aoltwir@aoltw.com or by mail to: AOL Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR approval of the AOL Time Warner Inc. 2003 Stock Incentive Plan; FOR approval of the amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers; FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2003; and AGAINST the stockholder proposals described in this Proxy Statement.

CORPORATE GOVERNANCE

General Principles

The Board of Directors is committed to strong and effective corporate governance measures. The Board has adopted policies and practices covering the operation of the Board and its committees, including their composition and responsibilities, the conduct of Board meetings, the structure and role of the Board’s committees and related matters, including those discussed below and throughout this Proxy Statement. Among these measures are the following:

•	Independence. Under the Company’s By-laws, a majority of the Board must be independent under the criteria set forth in the By-laws, and the Board has established as a goal that a substantial majority of the Board should be independent. The percentage of independent directors has increased since the consummation of the AOL-TW Merger (as defined below). In addition, the Board’s policy requires that all of the members of the Nominating and Governance, Compensation, and Audit and Finance Committees must be independent.

•	Director Terms. Directors serve for one-year terms—the entire Board is subject to election each year—and the Board has established a retirement age of 72. Further, the Board’s policy is to rotate the chairmanships of its committees on a periodic basis.

•	Stock Ownership, Stock Retention and Compensation. To align the interests of the Company’s directors and executive officers with stockholders, the Board has established minimum stock ownership guidelines that all non-employee directors own a significant amount of the Company’s stock in light of their personal financial circumstances. The Board has also established stock ownership guidelines for executive officers. Further, the Board has established restrictions that require directors and executive officers to retain a significant portion of the stock that they obtain through exercising stock options for at least twelve months after exercising those options. See “Executive Compensation—Stock Ownership and Retention Policy” and “Corporate Governance—Director Compensation.” Under its policy, the Board periodically reviews the compensation paid to the non-employee directors.

•	Executive Sessions. The Board of Directors holds regular executive sessions for non-employee directors only, at which management is not present. These sessions are presided over by the chairman of the committee that has jurisdiction over the matter being discussed. In addition, the Nominating and Governance, Compensation, and Audit and Finance Committees regularly hold executive sessions at which management is not present. Each director also has access to any member of management and the Company’s independent auditors.

•	Outside Advisors. The Board and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate and they have done so.

•	Board Self-Evaluation. The Nominating and Governance Committee, among other things, regularly reviews the Company’s and the Board’s governance profile. In addition, the Board and/or its committees regularly review their role and responsibilities, composition, and governance practices.

Election of Directors

The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. Each of the nominees is currently a director of the Company, having been elected by the stockholders at the Company’s 2002 Annual Meeting of Stockholders. Mr. Daniel F. Akerson will not stand for reelection at the Annual Meeting and will retire from the Board of Directors at the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced to 13.

The Company believes that, in the best interests of its stockholders, a majority of the members of its Board of Directors should, in the Board’s judgment, meet the standard as “independent” pursuant to the Company’s By-laws, which generally require the absence of any direct or indirect material economic relationship with the Company other than as a result of customary directors’ compensation or stock ownership (such directors, the “Independent Directors” and all other directors, the “Affiliated Directors”). In addition, the Company complies with the rules of the New York Stock Exchange with respect to the independence of the members of the Board of Directors and its committees. Under the Company’s By-laws, when the Board sets the slate of director nominees for election at an annual meeting of stockholders, it must determine that a majority of its members will be Independent Directors, assuming the election of such slate. In addition, in January 2002, the Board established as a policy objective that a substantial majority of the members of the Board should be Independent Directors. Assuming the election of these nominees, of the 13 directors, the Board of Directors has determined that 9 will be Independent Directors and 4 will be Affiliated Directors. The Company also has a policy limiting the eligibility for nomination by the Board of Directors as a director to those under 72 years old.

The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 13 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees.

The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept such nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

Set forth below is the principal occupation of, and certain other information regarding, the 13 nominees.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	60

President and Chief Executive Officer of Barksdale Management Corporation. Mr. Barksdale served as a director of America Online, Inc. (“America Online”) from March 1999 until the completion of its merger (the “AOL-TW Merger”) with Time Warner Inc. (“Time Warner”) on January 11, 2001 (the “Merger Date”). Mr. Barksdale has served as the President and Chief Executive Officer of Barksdale Management Corporation, a philanthropic investment company, since April 1999. Mr. Barksdale is also a General Partner of the Barksdale Group, LLC, a venture capital firm that he co-founded in April 1999. Prior to that, he served as the President and Chief Executive Officer of Netscape Communications Corporation, a provider of software, services and Website resources using the Internet, from January 1995 until its acquisition by America Online in March 1999 and also served as a director of Netscape starting in October 1994 until its acquisition by America Online. Mr. Barksdale is also a director of FedEx Corporation and Sun Microsystems, Inc. and is a Special Advisor to General Atlantic Partners, a private equity firm. Mr. Barksdale is an Independent Director.

Stephen F. Bollenbach 2001	60

President and Chief Executive Officer of Hilton Hotels Corporation. Mr. Bollenbach served as a director of Time Warner from 1997 until the Merger Date. Mr. Bollenbach has served as President and Chief Executive Officer of Hilton Hotels Corporation since May 1996. Prior to that, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, an entertainment company, from April 1995 until February 1996. He is also a director of Catellus Development Corporation, Hilton Hotels Corporation and Park Place Entertainment Corporation (Chairman). Mr. Bollenbach is an Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Stephen M. Case 2001	44

Chairman of the Board of the Company. Mr. Case, a co-founder of America Online, served as Chairman of the Board and Chief Executive Officer of America Online from 1995 until his appointment as Chairman of the Board of the Company on the Merger Date, having served as Chief Executive Officer from April 1993 and in other executive positions at America Online since 1985. Mr. Case will resign from his position as Chairman of the Board of the Company at the Annual Meeting. He served as a director of America Online from September 1992 until the Merger Date. Mr. Case is also a member of the Board of Representatives of Time Warner Entertainment Company, L.P. (“TWE”). Mr. Case is an Affiliated Director.

Frank J. Caufield 2001	63

Co-Founder of Kleiner Perkins Caufield & Byers. Mr. Caufield served as a director of America Online from 1991 until the Merger Date. Mr. Caufield served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, from 1978 to 2000. Mr. Caufield is an Independent Director.

Miles R. Gilburne 2001	51

Managing Member of ZG Ventures, L.L.C. Mr. Gilburne served as a director of America Online from October 1999 until the Merger Date. Mr. Gilburne has been a managing member of ZG Ventures, a venture capital and investment company, since 2000. He served as Senior Vice President, Corporate Development of America Online from February 1995 until December 1999. Mr. Gilburne is also a director of Pharmacyclics, Inc. Mr. Gilburne is an Independent Director.

Carla A. Hills 2001	69

Chairman and Chief Executive Officer of Hills & Company and Former United States Trade Representative. Ambassador Hills served as a director of Time Warner from 1993 until the Merger Date. Ambassador Hills became Chairman and Chief Executive Officer of Hills & Company, an international trade and investment consulting firm, in January 1993, having served as the United States Trade Representative from February 1989 to January 1993. Ambassador Hills is also a director of American International Group, Inc., ChevronTexaco Corporation, Lucent Technologies Inc. and TCW Group Inc. Ambassador Hills is an Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Reuben Mark 2001	64

Chairman and Chief Executive Officer of Colgate-Palmolive Company. Mr. Mark served as a director of Time Warner from 1993 until the Merger Date. Mr. Mark has served as the Chief Executive Officer of Colgate-Palmolive Company, a consumer products company, since May 1984. In May 1986, he was elected Chairman. Mr. Mark is also a director of Pearson plc. Mr. Mark is an Independent Director.

Michael A. Miles 2001	63

Former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. Mr. Miles served as a director of Time Warner from 1995 until the Merger Date. Mr. Miles served as Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (now named Altria Group, Inc.), a consumer products company, from September 1991 until July 1994. He is also a director of The Allstate Corporation, AMR Corporation, Community Health Systems, Inc., Dell Computer Corporation, Exult, Inc., Morgan Stanley & Co. and Sears, Roebuck and Co. and is a Special Limited Partner in Forstmann Little & Company. Mr. Miles is an Independent Director.

Kenneth J. Novack 2001	61

Vice Chairman of the Company. Mr. Novack served as Vice Chairman of America Online from May 1998 and as a director of America Online from January 2000 until his appointment as Vice Chairman of the Company on the Merger Date. He served as Of Counsel to the Boston-based law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC after his retirement as a member of that firm in August 1998 through March 2001. Mr. Novack joined Mintz Levin in 1966 and served on its executive committee from 1970 until his retirement. Mr. Novack is also a member of the Board of Representatives of TWE. Mr. Novack is an Affiliated Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years

Richard D. Parsons 2001	54

Chief Executive Officer of the Company. Mr. Parsons became Chief Executive Officer of the Company in May 2002, and will also become Chairman of the Board of the Company immediately after the Annual Meeting. Mr. Parsons served as President of Time Warner from February 1995 until his appointment as Co-Chief Operating Officer of the Company on the Merger Date. Prior to February 1995, Mr. Parsons served as the Chairman and Chief Executive Officer of The Dime Savings Bank of New York, FSB from January 1991. He served as a director of Time Warner from 1991 until the Merger Date and is currently also a director of Citigroup Inc. and Estee Lauder Companies, Inc. and a member of the Board of Representatives of TWE. Mr. Parsons is an Affiliated Director.

Franklin D. Raines 2001	54

Chairman and Chief Executive Officer of Fannie Mae. Mr. Raines served as a director of America Online from September 1998 until the Merger Date. Mr. Raines has served as Chairman and Chief Executive Officer of Fannie Mae, a non-bank financial services company, since January 1999. Prior to rejoining Fannie Mae in May 1998, he served as Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, Mr. Raines was Vice Chairman of Fannie Mae, in charge of the company’s legal, credit policy, finance and corporate development functions. Mr. Raines is also a director of PepsiCo, Inc. and Pfizer, Inc. Mr. Raines is an Independent Director.

R. E. Turner 2001	64

Vice Chairman of the Company. Mr. Turner served as Vice Chairman and a director of Time Warner from the consummation of Time Warner’s merger with Turner Broadcasting System, Inc. (“TBS”) in October 1996 until his appointment as Vice Chairman and Senior Advisor of the Company on the Merger Date. Mr. Turner will resign from his position as Vice Chairman of the Company at the Annual Meeting. Prior to 1996, Mr. Turner served as Chairman of the Board and President of TBS from 1970. Mr. Turner is an Affiliated Director.

Francis T. Vincent, Jr. 2001	64

Chairman of Vincent Enterprises. Mr. Vincent served as a director of Time Warner from 1993 until the Merger Date. Mr. Vincent has been a private investor at Vincent Enterprises since January 1995. Prior to that, Mr. Vincent served as the Commissioner of Major League Baseball from September 1989 until September 1992. Mr. Vincent is an Independent Director.

Committees of the Board of Directors

The Company’s By-laws currently establish five principal standing committees of the Board of Directors. During 2002, the Board of Directors met nine times, and no incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

The Board of Directors and the members of each of the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation Committee meet regularly in executive session without management.

The current members and functions of the Board’s principal committees are as follows:

Audit and Finance Committee.    The Audit and Finance Committee is composed entirely of Independent Directors, who are also “independent” directors under the rules of the New York Stock Exchange. Its members are Messrs. Akerson, Bollenbach (Chair), Raines and Vincent. The authority of the Audit and Finance Committee, which met 13 times during 2002, is set forth in more detail in its Charter, which is reviewed annually and was included with the Company’s 2001 proxy statement. The Committee’s authority includes the engagement of and approval of services provided by the Company’s independent auditors as well as the review of (i) the professional services provided by, independence and qualifications of the Company’s independent auditors; (ii) material changes in accounting policies and financial reporting practices and material developments in financial reporting standards in consultation with the independent auditors and management; (iii) the plan and scope of the annual external audit as recommended by the independent auditors; (iv) the adequacy of the Company’s internal accounting controls and the results of material internal audits in consultation with the independent auditors and the Company’s chief internal auditor; (v) the Company’s financial statements and the results of each external audit in consultation with management and the independent auditors; (vi) the auditing and accounting principles and practices to be used in the preparation of the Company’s financial statements in consultation with the Company’s independent auditors and the Company’s principal financial officer and principal accounting officer; and (vii) the financial structure, condition and strategy of the Company, including making recommendations with respect thereto and approving such matters that are consistent with the general financial policies and direction from time to time determined by the Board of Directors. The Audit and Finance Committee also oversees the Company’s compliance program. See “Report of the Audit and Finance Committee.”

Compensation Committee.    The Compensation Committee is composed entirely of Independent Directors. Its members are Messrs. Barksdale, Caufield (Chair), Mark and Miles. The Compensation Committee, which met six times during 2002, has authority, as delegated by the Board of Directors, to review and approve the Company’s employee benefit plans and administer its executive compensation plans. A subcommittee of the Compensation Committee that excludes Mr. Barksdale due to his prior service with a company that became a subsidiary of the Company was also created with authority over limited executive compensation matters, as required by Section 162(m) under the Internal Revenue Code. The Compensation Committee, or a subcommittee thereof, approves the salaries and incentive compensation (including the grant of stock options) and employment arrangements of the executive officers of the Company. The Compensation Committee meets regularly in executive session with its outside compensation consultants. See “Compensation Committee Report on Compensation of Executive Officers of the Company.”

Nominating and Governance Committee.    The Nominating and Governance Committee is composed entirely of Independent Directors. Its members are Messrs. Caufield and Gilburne,

Ambassador Hills and Mr. Vincent (Chair). The Nominating and Governance Committee, which met six times during 2002, has authority (i) to review the size, composition, individual performance and level of compensation of the Board of Directors and to recommend changes thereto; (ii) to evaluate and recommend candidates for Chief Executive Officer and for election as directors; (iii) to assess the performance of the Board of Directors; and (iv) to review the Company’s corporate governance profile. Nominees to the Board of Directors are selected based on a number of criteria, including their ability to bring the appropriate experience, qualities, skills, and diverse perspectives to make a constructive contribution to the Board, taking into account the Board’s composition and its current and future needs. In carrying out its responsibilities, the Nominating and Governance Committee will consider candidates recommended by other directors, employees and stockholders. Written suggestions for nominees should be sent to the Secretary of the Company.

The Company’s By-laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by the Secretary of AOL Time Warner at 75 Rockefeller Plaza, New York, NY 10019. To be timely and in proper form under the By-laws, the notice generally must be delivered not less than 90 nor more than 120 days prior to the date of the meeting at which directors are to be elected and must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

Values and Human Development Committee.    The members of the Values and Human Development Committee are Messrs. Barksdale, Case (Chair), Mark and Parsons. The Committee, which met three times during 2002, has the authority to provide guidance and oversight to the Company’s management in its (i) development and articulation of the Company’s core values, commitments and social responsibilities; (ii) development of strategies for ensuring the Company’s involvement in the communities in which it does business; (iii) establishment of a strategy for developing the Company’s human resources and leadership for the future; (iv) efforts to find practical ways to increase workforce diversity; and (v) monitoring and measuring the Company’s performance in advancing these goals.

Strategy Committee.    The Strategy Committee was established in 2002. Its members are Messrs. Case (Co-Chair) and Gilburne, Ambassador Hills and Messrs. Miles, Parsons (Co-Chair) and Raines. The committee, which met four times during 2002, has authority to (i) review and make recommendations to the Board of Directors about the Company’s strategic plan and monitor the progress in implementing such plan, including receiving reports from management on developments and opportunities; (ii) review and make recommendations to the Board concerning the Company’s annual budget in light of the strategic plan; and (iii) review and make recommendations regarding significant transactions in terms of their effect on the Company’s strategy.

Director Compensation

After a careful review, including advice from independent compensation and corporate governance consultants, it was determined that the compensation that will be paid to the Company’s non-employee directors should be modified in 2003. The modification reduces the total estimated value of the annual compensation provided to the non-employee directors. In 2002, on the date following the 2002 annual meeting of stockholders, each non-employee director received an annual award of options to purchase 40,000 shares of Common Stock under the AOL Time Warner Inc. 1999 Stock Plan (the

“AOLTW 1999 Plan”), which provides for initial and annual awards of stock options to compensate the Company’s non-employee directors. Beginning in 2003, the AOLTW 1999 Plan provides for an annual grant of options to purchase 8,000 shares of Common Stock on the date following each annual meeting of stockholders of the Company to each non-employee director (who has served for at least six months as a director) after giving effect to the election of directors at such annual meeting. Pursuant to the AOLTW 1999 Plan, each new non-employee director will receive an initial grant of options to purchase 8,000 shares of Common Stock (or such higher number of options as is determined by the Compensation Committee for recruitment purposes) upon first being elected or appointed to the Board of Directors. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and will vest in installments of 25% over a four-year period and immediately if the director does not stand for re-election or is not re-elected, unless the Board determines otherwise.

In addition, effective for 2003 and thereafter until changed by the Board of Directors, each non-employee director will receive an annual cash retainer of $50,000 and an annual award of shares of Common Stock subject to forfeiture and transfer restrictions (“Restricted Shares”) under the AOL Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors (the “Directors’ Restricted Stock Plan”) with a value on the date of issuance of $72,000. This Plan was approved by the stockholders of Time Warner and was assumed by the Company in connection with the AOL-TW Merger. The restriction period will end and the Restricted Shares (including any distributions retained by the Company) will vest in equal annual installments on the first four anniversaries of the first day of the month in which they were granted and will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) mandatory retirement; (ii) failure to be reelected by stockholders after nomination; (iii) death or disability; and (iv) the occurrence of certain transactions involving a change in control of the Company; and, with the approval of the Board of Directors on a case by case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her Restricted Shares are forfeited to the Company. During the restriction period provided under the Directors’ Restricted Stock Plan, the director votes the Restricted Shares, receives and retains any regular cash dividends and exercises all other rights as a holder of Common Stock, but may not dispose of the Restricted Shares, and the Company retains custody of the stock certificates and all distributions other than any regular cash dividends.

In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of 50% of the gain realized upon the exercise of stock options or the vesting of restricted stock, after paying the exercise price. This policy was adopted in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

No additional compensation is paid for service as a committee chair or member or for attendance at special meetings of the Board or a Board committee. Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Directors who are officers of or employed by the Company or any of its subsidiaries are not additionally compensated for their Board and committee activities.

Report of the Audit and Finance Committee

In accordance with a written charter adopted by the Company’s Board of Directors, the Audit and Finance Committee of the Company’s Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

During 2002, at the direction of the Committee, management, under the Chief Financial Officer of the Company, initiated a review of the appropriateness of the Company’s accounting for certain advertising and commerce transactions at the Company’s America Online business unit. This internal review resulted in the Company’s decision to restate the Company’s financial statements for 2000, 2001 and the first six months of 2002. This internal review was initiated in response to allegations of accounting irregularities at the America Online business unit. The accounting and financial disclosure practices of the Company are also being investigated by the Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”). The Committee is exercising oversight over the Company’s response to the SEC and DOJ investigations.

The Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included below under “Fees of Accountants” is compatible with maintaining their independence.

In performing all of these functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company for the three years ended December 31, 2002 be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. These financial statements include the audited financial statements of AOL Time Warner for the two years ended December 31, 2002 and the audited financial statements of America Online, as the predecessor to the Company for accounting purposes, for the year ended December 31, 2000. The Committee has also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors for 2003, and the Board concurred in its approval.

Members of the Audit and Finance Committee

Daniel F. Akerson

Stephen F. Bollenbach (Chair)

Franklin D. Raines

Francis T. Vincent, Jr.

Services Provided by the Independent Auditors

The Audit and Finance Committee is required to approve the engagement of and engages Ernst & Young LLP to perform audit and other services for the Company and its subsidiaries. During the third quarter of 2002, the Company instituted procedures for the pre-approval by the Audit and Finance Committee (or its Chairman) of all services provided by Ernst & Young LLP.

Since 1997, Ernst & Young LLP has provided services related to the outsourcing of a portion of the Company’s internal audit activities. The Company and Ernst & Young LLP agreed in 2002 to terminate these services. As a result, during 2002, the Company completed an orderly transition to an in-house internal audit function, including increasing the size of its internal audit department to be able to perform the majority of the internal audit services and retaining a new service provider for certain outsourced projects. In addition, starting in 2003, Ernst & Young LLP no longer provides U.S. federal tax return compliance services related to the Company’s consolidated tax return. During 2002, Ernst & Young LLP did not provide any services to the Company related to financial information systems design and implementation.

The aggregate fees billed by Ernst & Young LLP to the Company for the years ended December 31, 2002 and 2001 are as follows:

Fees of Accountants

`	2002	2001
Audit Fees(1)	$16,486,000	$10,910,000
Audit-Related Fees(2)	13,017,000	15,895,000
Tax Fees(3)	19,209,000	25,898,000
All Other Fees	342,000	—

Total Fees for Services Provided	$49,054,000	$52,703,000

(1)	Audit services include (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting, and (c) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or related thereto.

(2)	Consists principally of fees related to certain subsidiary and international statutory audit requirements of $4.2 million and $3.6 million and internal audit services of $5.9 million and $8.2 million during 2002 and 2001, respectively. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor.

(3)	Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth as of January 31, 2003 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of Common Stock.

	Common Stock Beneficially Owned(1)
Name	Number of Shares	Option Shares(2)	Percent of Class
Daniel F. Akerson	3,356	206,000	*
James L. Barksdale(3)	4,042,082	26,000	*
Jeffrey L. Bewkes(11)	24,825	3,739,592	*
Stephen F. Bollenbach	4,687	42,500	*
Stephen M. Case(4)(11)	12,471,741	19,765,592	*
Frank J. Caufield	232,970	1,658,200	*
Miles R. Gilburne	250,000	2,855,053	*
Carla A. Hills	16,039	47,000	*
Gerald M. Levin(5)	165,010	8,566,251	*
Don Logan(11)	59,664	3,585,000	*
Reuben Mark	38,239	47,000	*
Michael A. Miles	43,780	47,000	*
Kenneth J. Novack(6)(11)	4,840	6,163,000	*
Richard D. Parsons(7)(11)	38,435	4,650,000	*
Robert W. Pittman(8)	15,309	16,377,255	*
Franklin D. Raines	1,000	276,000	*
R.E. Turner(9)(11)	131,422,233	7,900,000	3.23%
Francis T. Vincent, Jr.(10)	69,890	38,000	*
All current directors and executive officers (22 persons) as a group(2) - (4), (6), (7), (9) - (11)	148,783,094	56,326,543	4.70%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2003.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company which may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2003, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on January 31, 2003, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.” 144,996 of the stock options shown for Mr. Logan have been transferred to a limited partnership owned by members of his family and 211,700 of the stock options shown for Mr. Novack and 160,000 of the stock options shown for Mr. Caufield have been transferred to grantor retained annuity trusts for the benefit of members of their respective families.

(3)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale and his wife are the sole general partners and 11,100 shares of Common Stock held by a trust of which Mr. Barksdale and his wife are the sole trustees and beneficiaries.

(4)	Includes 243,752 shares of Common Stock held by Mr. Case’s wife and 1,199,550 shares of Common Stock held by the Stephen M. Case Foundation. Mr. Case and his wife are the sole directors of this Foundation but do not exercise day-to-day investment authority. Mr. Case disclaims beneficial ownership of shares held by his wife and the Stephen M. Case Foundation.

(5)	Includes 45,000 shares of Common Stock held by Mr. Levin’s wife and approximately 33,877 shares of Common Stock held by a trust under the AOL Time Warner Savings Plan for his benefit. Mr. Levin disclaims beneficial ownership of shares held by his wife.

(6)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom is a minor, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(7)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of six directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(8)	Includes 1,920 shares of Common Stock held by the Pittman Family Foundation of which Mr. Pittman and his wife are the sole trustees and approximately 106 shares of Common Stock held by a trust under the AOL Time Warner Savings Plan for his benefit. Mr. Pittman disclaims beneficial ownership of the shares held by the Pittman Family Foundation.

(9)	Includes (a) 869,826 shares of Common Stock owned by a corporation wholly owned by Mr. Turner, (b) 3,079,305 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (c) 8,267,778 shares of Common Stock held by a limited partnership of which Mr. Turner is the sole general partner and (d) 675,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of seven trustees. Mr. Turner disclaims beneficial ownership of shares held by the Turner Foundation, Inc.

(10)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife, as to which Mr. Vincent disclaims beneficial ownership.

(11)	Includes (a) an aggregate of approximately 43,524 shares of Common Stock held by a trust under the AOL Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 462 shares for Mr. Case, 946 shares for Mr. Parsons, 417 shares for Mr. Novack, 804 shares for Mr. Turner, 24,825 shares for Mr. Bewkes and 14,529 shares for Mr. Logan, (b) an aggregate of 245,602 shares of Common Stock beneficially owned by certain relatives of such persons and (c) an aggregate of 516,696 stock options that have been transferred to entities for the benefit of relatives of such persons.

Security Ownership of Certain Beneficial Owners

Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Series LMCN-V Stock, and, unless otherwise indicated, is based on information provided to the Company as of January 31, 2003 by the beneficial owner.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class	Percent of Voting Power
Common Stock
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	305,020,820	7.1%	7.1%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	217,653,377	5.0	5.0

Series LMCN-V Stock
Liberty Media Corporation(3) 12300 Liberty Boulevard Englewood, CO 80112	171,185,826	100.0	*

*	Less than 1%

(1)	Beneficial ownership is as of December 31, 2002. Capital Research and Management Company, an investment adviser, has filed with the SEC a statement on Schedule 13G dated February 10, 2003 to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has voting power over none of these shares and (c) all of the reported shares are held for the benefit of its clients.

(2)	Beneficial ownership is as of December 31, 2002. FMR Corp., a holding company, has filed with the SEC a statement on Schedule 13G dated February 14, 2003 to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 15,315,805 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, (d) the shares of Common Stock reported as beneficially owned include 114,926 shares of Common Stock reported as issuable upon the conversion of $19,700,000 principal amount of 3% Convertible Subordinated Notes due 2019 of America Online and 1,311,440 shares of Common Stock issuable upon conversion of securities of other issuers (these shares have been excluded from the calculation of voting power), (e) these shares are, for the most part, held by investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (f) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail Johnson, a director, and trusts for the family members’ benefit may be deemed to form a controlling group with respect to FMR Corp.

(3)	Consists of shares beneficially owned by Liberty Media Corporation through its direct and indirect subsidiaries. Under certain circumstances, each share of Series LMCN-V Stock is convertible into one share of Common Stock; such circumstances are not currently present. Each share of Series LMCN-V Stock currently has 1/100 of a vote with respect to the election of directors and class voting rights on limited other matters.

EXECUTIVE COMPENSATION

Compensation Committee Report on Compensation of Executive Officers of the Company

The Compensation Committee of the Board of Directors furnished the following report on executive compensation.

To a large extent, the compensation structure applicable to the Company’s named executive officers for 2002 was determined in 2001. The Company and the Compensation Committee regularly review the Company’s compensation policy to ensure that it appropriately reflects the Company’s goals and competitive comparisons. At the time of the AOL-TW Merger, management, with the assistance of a leading outside compensation consultant, developed recommendations regarding the design of executive compensation programs. Following modifications suggested by the Compensation Committee, the Compensation Committee approved a risk-reward philosophy, and then approved total compensation levels, structure and design for the Company’s executive officers.

Compensation Philosophy

The Compensation Committee recognizes the critical nature of the Company’s compensation practices in retaining and recruiting key executive talent as well as providing those executives strong incentives to focus on and achieve the Company’s business objectives. The Company’s compensation program for 2002 included as key elements stock options, to provide substantial long-term financial reward to an executive if the stockholders also realize long-term stock price appreciation, and an annual performance-based bonus. The Compensation Committee believes that the higher the level of an executive’s responsibilities, the larger the stock-based component of his compensation should be, and that compensation based on stock price performance should be paid via stock-based compensation. The Committee, therefore, decided for 2001 and 2002 to emphasize long-term, equity-based incentives in the form of stock options, more than annual cash bonuses, to link compensation to improvements in financial and operational performance reflected in stock-price performance.

Consistent with this approach, the Compensation Committee structured the compensation mix for six of the persons named in the Summary Compensation Table below who were serving as executive officers of the Company in 2001 (Messrs. Case, Parsons, Novack, Turner, Levin and Pittman, collectively, the “2001 named executive officers”) to reduce significantly their cash compensation and to substitute therefor a substantially enhanced stock option award, as discussed in more detail below.

The Compensation Committee believes the Company’s size, history and high profile have made its employees and executives targets for competitors seeking to recruit talented employees. Consequently, the Compensation Committee has concluded that the Company must actively manage compensation levels to ensure they are fully competitive and capable of retaining top performers over the long term. The Compensation Committee, with the assistance of its outside compensation consultant, reviewed total compensation levels and compensation packages awarded to similarly situated executives. The Compensation Committee also believes that the Company’s most direct competitors for executive talent are composed of large capitalization companies that constitute a broader range of companies than those with which the Company might be compared for stock performance purposes. Thus, the compensation comparison group included companies beyond those included in the Company’s peer group index that appears in this Proxy Statement. As a result of the competitive reviews and compensation actions, the Committee believes that the base salary, total cash compensation and stock appreciation opportunities for the Company’s executive officers should be in the upper quartile of its comparison group and that such opportunities for its senior management, as well as those of the broad employee population, are consistent with competitive market levels and the Company’s broader objectives.

2002 Compensation of the 2001 Named Executive Officers, including the Chief Executive Officer

Consistent with the Company’s compensation philosophy discussed above, for 2002, Mr. Levin and Mr. Parsons, who each served as Chief Executive Officer during 2002, and the other 2001 named executive officers each received (1) the same annual salary of $1 million, (2) stock options in lieu of a cash bonus and (3) a stock option award in 2001 that was intended to cover 2001 and 2002. As a result of this structure, all of the 2002 performance-based compensation for these executive officers is solely dependent on future stock performance, not on other qualitative and quantitative performance measures. In addition, to ensure that such executives would not experience any gain on a portion of the award until stockholders experience significant stock price appreciation, the exercise price of half of the stock option award substantially exceeds the fair market value of the Common Stock on the date of grant. Of the total stock options covered by these awards, 25% have an option exercise price equal to 125% of the fair market value (equal to $61.20) of the Common Stock on the date of grant in 2001 and were awarded in lieu of a 2001 cash bonus and 25% have an option exercise price equal to 150% of such fair market value (equal to $73.44) and were awarded in lieu of a 2002 cash bonus. The Company has not repriced these or other stock options nor adjusted outstanding stock options as a result of changed stock market conditions.

In addition, in recognition of his increased responsibilities, Mr. Parsons was awarded stock options in connection with his promotion to Chief Executive Officer in May 2002. Mr. Pittman was also awarded stock options upon his appointment as Chief Operating Officer in May 2002.

2002 Compensation of Executive Officers other than the 2001 Named Executive Officers

During 2002, the Compensation Committee also reviewed the total compensation provided by salary, cash bonus and stock options to each executive officer who was not a 2001 named executive officer. Consistent with the Company’s retention goal, these executive officers are party to multi-year employment agreements with the Company that provide for a minimum, contractually specified annual salary, an annual bonus target and eligibility for stock option awards. The annual bonus paid and the stock options awarded, as potentially the largest compensatory elements of compensation, are generally subject to the discretion of the Compensation Committee, or a subcommittee thereof.

Salary.    In establishing appropriately competitive salary levels, the Committee considered the officer’s level, nature and scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets. Based on the findings, the Compensation Committee approved salaries for these executive officers, which, in conjunction with performance-based cash bonus awards discussed below, maintained total cash compensation levels in line with competitive levels.

Stock Option Awards.    During 2002, each of these executive officers of the Company was also awarded stock options. These awards were made after a review of the stock option awards made and total compensation paid to other executives at the Company and in the comparison groups. In addition, to further the goals of creating a common purpose throughout the Company by giving employees a stake in the Company’s success, stock option awards were made to substantially all employees of the Company in 2002. In addition, in connection with their appointment as a Group Chairman of the

Company in July 2002, each of Messrs. Bewkes and Logan received a stock option award, in addition to an award earlier in the year in connection with their service leading one of the Company’s divisions.

Bonus Determinations.    The Chief Executive Officer reviewed with the Compensation Committee the 2002 performance of the Company’s executive officers other than the 2001 named executive officers and his recommendations of their annual cash bonuses. The Compensation Committee considered the level of achievement of the Company’s financial goals (primarily based on quantitative measures of EBITDA and revenue growth) and individual qualitative performance goals based upon the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversaw the matters under his or her supervision and the degree to which he or she contributed to the accomplishment of the Company’s goals. More significant weighting was given to the Company’s overall financial goals. With respect to the qualitative goals, a variety of factors were considered and no specific weighting was assigned to any one of those factors. During 2002, the Company built a cohesive and effective leadership team to develop and focus on achieving its financial and strategic goals under challenging economic conditions. In light of these difficult conditions, the Company’s senior management were awarded 2002 annual cash bonuses generally somewhat below target amounts, primarily reflecting the Company’s overall and relative financial performance, these challenges and its accomplishments during 2002. A portion of the cash bonus paid to each of Messrs. Bewkes and Logan for 2002 was determined based on performance criteria established for the divisions that they headed prior to becoming Group Chairmen in July 2002.

2003 Developments

Pursuant to the responsibility delegated to it, the Compensation Committee regularly reviews current trends in executive compensation policies and competitive pressures. In 2003, the Compensation Committee in conjunction with its compensation consultant determined to modify the Company’s compensation structure from that established in 2001 to provide competitive incentives that appropriately recognize performance and provide direct alignment with the interests of the stockholders. For 2003, executive compensation will incorporate a performance-based cash bonus and awards of stock options and restricted stock. In addition, in January 2003, the Board adopted stock ownership and retention guidelines applicable to the Company’s executive officers, which are discussed in more detail under “Executive Compensation—Stock Ownership and Retention Policy” in this Proxy Statement.

Section 162(m) Considerations

In 2002, the Company did not pay its executive officers compensation that would not be deductible as a result of the Section 162(m) deductibility limit except to the extent that the compensation of the named executive officers that exceeds $1 million is not performance-based as defined in Section 162(m). In addition, the Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes will satisfy the requirements of Section 162(m). Individuals who are promoted to executive officer positions may, however, receive cash compensation and hold stock options that were granted pursuant to plans that do not satisfy the requirements of Section 162(m).

Members of the Compensation Committee

James L. Barksdale

Frank J. Caufield (Chair)

Reuben Mark

Michael A. Miles

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the two individuals who served as Chief Executive Officer during 2002, each of the five most highly compensated executive officers of the Company who served in such capacities on December 31, 2002 and Mr. Pittman, who served as an executive officer during 2002 (collectively, the “named executive officers”). Prior to the Merger Date, certain of the Company’s executive officers functioned as executive officers of, and were compensated by, America Online or Time Warner, as the case may be. Prior to the AOL-TW Merger, America Online’s fiscal year ended on June 30. In connection with the AOL-TW Merger, America Online changed its fiscal year to a calendar year. As a result, the compensation shown for Messrs. Case, Novack and Pittman prior to 2001 is that paid with respect to America Online’s prior fiscal year and the last six months of 2000 (the “Transition Period”). All information related to common stock has been adjusted to reflect the exchange ratios of common stock of Time Warner and America Online for Company Common Stock in the AOL-TW Merger and the Company’s assumption of the relevant America Online and Time Warner stock-based benefit plans on the Merger Date.

SUMMARY COMPENSATION TABLE

	Year		Annual Compensation			Long-Term Compensation(11)	All Other Compensation(12)
Name and Principal Position			Salary	Bonus(9)	Other Annual Compensation(10)	Securities Underlying Options Awarded
Stephen M. Case(1)	2002		$1,000,000	$0	$277,555	0	$2,250
Chairman of the Board	2001		1,000,000	0	—	4,000,000	2,250
	T.P.	*	383,333	0	—	1,750,000	0
	2000		725,000	1,125,000	—	3,000,000	5,165

Richard D. Parsons(2)	2002		$1,000,000	$0	$178,980	300,000	$85,183
Chief Executive Officer	2001		1,000,000	0	166,597	3,500,000	77,913
	2000		750,000	6,000,000	146,535	525,000	476,935

Kenneth J. Novack(3)	2002		$1,000,000	$0	$200,257	0	$2,250
Vice Chairman	2001		1,000,000	0	165,790	2,000,000	250
	T.P.	*	258,333	275,000	—	1,000,000	0
	2000		433,333	506,000	—	1,000,000	6,620

R.E. Turner(4)	2002		$1,000,000	$0	$127,905	0	$153,572
Vice Chairman	2001		1,000,000	0	112,656	2,000,000	188,440
	2000		700,000	8,000,000	—	637,500	570,986

Jeffrey L. Bewkes(5)	2002		$1,000,000	$5,000,000	$86,560	650,000	$61,297
Chairman, Entertainment & Networks Group

Don Logan(6)	2002		$1,000,000	$5,000,000	$475,925	650,000	$36,139
Chairman, Media & Communications Group

Gerald M. Levin(7)	2002		$1,000,000	$0	$285,058	0	$35,002
Former Chief Executive	2001		1,000,000	0	237,602	4,000,000	47,031
Officer	2000		1,000,000	10,000,000	226,620	750,000	571,277

Robert W. Pittman(8)	2002		$769,230	$0	$288,837	210,000	$2,250
Former Chief Operating Officer	2001 T.P.	*	1,000,000 358,333	0 550,000	399,611 56,520	3,500,000 1,500,000	504,736 0
	2000		683,334	1,050,000	60,965	2,500,000	810

*	Transition Period—July 1, 2000 through December 31, 2000

(1)	Mr. Case became Chairman of the Board of the Company on the Merger Date. Prior to that, he served as Chairman of the Board and Chief Executive Officer of America Online.

(2)	Mr. Parsons became Chief Executive Officer of the Company on May 16, 2002, having served as Co-Chief Operating Officer of the Company from the Merger Date. Prior to that, he served as President of Time Warner.

(3)	Mr. Novack became Vice Chairman of the Company on the Merger Date. Prior to that, he served as Vice Chairman of America Online.

(4)	Mr. Turner became Vice Chairman of the Company on the Merger Date. Prior to that, he served as Vice Chairman of Time Warner.

(5)	Mr. Bewkes became Chairman, Entertainment & Networks Group of the Company on July 18, 2002. Prior to that, Mr. Bewkes was Chief Executive Officer of the Company’s Home Box Office division (not an executive officer of the Company). The compensation shown in the table includes compensation received from Home Box Office.

(6)	Mr. Logan became Chairman, Media & Communications Group of the Company on July 18, 2002. Prior to that, Mr. Logan was Chairman and Chief Executive Officer of the Company’s Time Inc. subsidiary (not an executive officer of the Company). The compensation shown in the table includes compensation received from Time Inc.

(7)	Mr. Levin served as Chief Executive Officer of the Company from February 2000 until his retirement from the position of Chief Executive Officer in May 2002. He continues to serve as an employee in an advisory capacity. He served as Chairman of the Board and Chief Executive Officer of Time Warner from January 1993 to the Merger Date.

(8)	Mr. Pittman served as Co-Chief Operating Officer of the Company from the Merger Date and served as Chief Operating Officer of the Company from May 16, 2002 until his resignation in July 2002. Prior to that, he served as President and Chief Operating Officer of America Online.

(9)	One quarter of the stock option award of each named executive officer in 2001, other than Messrs. Bewkes and Logan, was made in lieu of a cash bonus for 2002, see “Compensation Committee Report on Compensation of Executive Officers of the Company.”

(10)	In accordance with SEC rules, amounts totaling less than $50,000 have been omitted. The amounts of personal benefits shown in this column for 2002 that represent more than 25% of the applicable executive’s total Other Annual Compensation include financial services of $100,000 to each of Messrs. Parsons, Novack, Turner, Levin and Pittman, $99,213 to Mr. Case, and $39,186 to Mr. Bewkes; transportation-related benefits of $178,342 to Mr. Case, $74,768 to Mr. Parsons, $47,374 to Mr. Bewkes, $371,029 to Mr. Logan and $172,656 to Mr. Levin; $50,880 to Mr. Novack for insurance coverage (see Note 12(b)); and $167,192 to Mr. Pittman as reimbursement for the payment of taxes related to life insurance coverage provided in 2001. For security reasons, certain executive officers are subject to mandated transportation procedures.

(11)	None of the stock options reflected was awarded with tandem stock appreciation rights. None of such executive officers was awarded restricted stock during the relevant period and, as of December 31, 2002, no named executive officer held any such shares.

(12)	The amounts shown in this column for 2002 include the following:

(a)    Pursuant to the AOL Time Warner Savings Plan (the “Savings Plan”), a defined contribution plan available generally to employees of the Company, for the 2002 plan year, each of the named executive officers deferred a portion of his annual compensation and AOL Time Warner contributed $2,000 for the first $3,000 so deferred by the executive (“Matching Contribution”). These Matching Contributions were invested under the Savings Plan in a Common Stock fund.

(b)    The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Novack, Turner, Logan and Levin, who were given a cash payment equal to the cost of replacing such reduced coverage under a voluntary group program available to employees generally. Such payments are included in the “Other Annual Compensation” column. In addition, during 2002, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. The Company also maintained split-dollar life insurance policies on the lives of Messrs. Parsons, Turner, Bewkes, Logan and Levin and paid the following amounts allocated to the term portion of the split-dollar coverage for 2002: Mr. Parsons, $5,242; Mr. Turner, $24,240; Mr. Bewkes, $3,227; Mr. Logan, $4,811; and Mr. Levin, $25,846. The actuarial equivalent of the value of the premiums paid by the Company for 2002 based on certain assumptions regarding interest rates and periods of coverage are: Mr. Parsons, $82,933; Mr. Turner, $151,322; Mr. Bewkes, $59,047; Mr. Logan, $33,889; and Mr. Levin, $32,752. The premium on one of two policies for Mr. Logan was not paid in 2002 pursuant to an extended grace period. It is anticipated that the Company will recover the net after-tax cost of the premiums on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

Stock Option Grants During 2002

The following table sets forth certain information with respect to employee options to purchase shares of Common Stock (“options”) awarded during 2002 by the Company to the named executive officers. All such options were nonqualified options. No stock appreciation rights, alone or in tandem with such stock options, were awarded in 2002.

STOCK OPTION GRANTS IN 2002

	Individual Grants(1)				Grant Date Present Value(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price ($/sh)	Expiration Date
Stephen M. Case	0	—	—	—	—
Richard D. Parsons	300,000.3%		$18.88	5/15/12	$2,141,678
Kenneth J. Novack	0	—	—	—	—
R.E. Turner	0	—	—	—	—
Jeffrey L. Bewkes	500,000.4%		$26.65	2/14/12	$5,099,513
	150,000.1%		$12.46	7/17/12	706,714
Don Logan	500,000.4%		$26.65	2/14/12	$5,099,513
	150,000.1%		$12.46	7/17/12	706,714
Gerald M. Levin	0	—	—	—	—
Robert W. Pittman	210,000.2%		$18.88	5/15/12	$1,499,174

(1)

Options for executive officers have been awarded pursuant to plans approved by the stockholders, except for the awards made to Messrs. Bewkes and Logan in February 2002 before they became executive officers of the Company. The terms are governed by the plans and the recipient’s option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant. The options shown in the table become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. Payment of the exercise price of an option may be made in cash and/or full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made in cash and/or full shares of Common Stock.

(2)	These amounts represent the estimated present value of stock options at the respective date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 52.9% based on the historical volatility of Company Common Stock; an expected term to exercise of .47 years after vesting; a risk-free rate of return of 4.20% for the first awards listed for Messrs. Bewkes and Logan and 3.70% for the other awards; and a dividend yield of 0%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Option Exercises and Values in 2002

The following table sets forth as to each of the named executive officers information on option exercises during 2002 and the status of his options on December 31, 2002: (i) the number of shares of Common Stock underlying options exercised during 2002; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 2002; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2002. The number of shares covered and the option exercise prices have been adjusted to reflect the exchange ratios of common stock of America Online and Time Warner for Company Common Stock on the Merger Date and the Company’s assumption on the Merger Date of the option plans and agreements under which the options were awarded.

AGGREGATE OPTION EXERCISES DURING 2002

and

OPTION VALUES ON DECEMBER 31, 2002

	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise	Number of Shares Underlying Unexercised Options on 12/31/02(5)			Dollar Value of Unexercised In-the-Money Options on 12/31/02*(5)
Name			Exercisable		Nonexercisable	Exercisable		Nonexercisable
Stephen M. Case(1)	909,108	$25,225,474	18,765,592		3,875,000	$99,381,574		$0
Richard D. Parsons	—	$—	3,600,003		3,099,997	$246,000		$0
Kenneth J. Novack	48,000	$1,089,480	5,663,000	(2)	2,000,000	$6,025,990	(2)	$0
R.E. Turner	—	—	7,187,503		1,712,497	$0		$0
Jeffrey L. Bewkes	—	—	2,927,093		2,462,499	$1,564,255		$96,000
Don Logan(3)	—	—	2,972,500		1,812,500	$159,496		$96,000
Gerald M. Levin(1)	1,500,000	$19,910,000	8,816,254		3,249,997	$3,772,800		$0
Robert W. Pittman(4)	1,500,000	$20,646,750	17,377,255		—	$66,074,321		$0

*	Calculated using the fair market value of $13.10 per share of Common Stock on December 31, 2002 minus the option exercise price.

(1)	The options exercised by each of Messrs. Case and Levin would have expired in 2003. In connection with the exercise of these options, Mr. Levin used Common Stock to pay the taxes due and retained the remainder of the shares received upon exercise and Mr. Case retained, and continues to hold, all of the shares received upon exercise.

(2)	Includes 855,812 exercisable options that Mr. Novack transferred to grantor retained annuity trusts for the benefit of members of his family. At December 31, 2002, these options had a value of $1,150,813.

(3)	Includes 144,996 exercisable options that Mr. Logan transferred to a family-owned limited partnership. At December 31, 2002, these options had a value of $159,496.

(4)	All of the options exercised by Mr. Pittman were held by a family-owned limited partnership. His year-end holdings include 797,255 exercisable options that Mr. Pittman transferred to a family-owned limited partnership. At December 31, 2002, these options had a value of $9,169,121.

(5)	All options awarded prior to 2000 held by Messrs. Parsons, Turner, Bewkes, Logan and Levin became immediately exercisable in full upon the approval by Time Warner’s board of directors of the AOL-TW Merger on January 9, 2000. All options awarded prior to 2000 held by Messrs. Case and Novack became immediately exercisable in full on the Merger Date and all such options held by Mr. Pittman became immediately exercisable on the first anniversary of the Merger Date. All options awarded to Mr. Pittman in or after 2000 became immediately exercisable in full in September 2002.

The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant except for (1) half of the regular annual options awarded to Messrs. Parsons, Turner and Levin in 1996 through 2000, half of the options awarded to each of the named executive officers, except Messrs. Bewkes and Logan, in 2001 and 1,500,000 of Mr. Levin’s options awarded in 1993, half of which have an exercise price 25% above the fair market value of the common stock on the date of grant and the other half of which have an exercise price 50% above such fair market value and (2) options awarded to Messrs. Case and Pittman in 1997 which have an exercise price 30% above the fair market value of the common stock on the date of grant. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder’s immediate family. The stock option agreements may permit optionees to defer receipt of the shares of Common Stock receivable upon exercise of options governed by such stock option agreements to a future date elected by the optionee, thereby deferring the recognition of income by the optionee (and the Company’s tax deduction) until such future date. During the deferral period, the shares are not outstanding, do not vote and do not pay dividends; however, the Company has agreed to pay the optionee dividend equivalents during the deferral period, to the extent dividends are paid.

The options held by the named executive officers remain exercisable for three months to five years in the event their employment is terminated without cause or as a result of the Company’s breach of an employment agreement. For some executive officers, some of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one or three years after death or total disability (depending on their date of grant) and some options may be exercised for five years after retirement. All options terminate either immediately or one month after the holder’s employment is terminated for cause. The terms of the options shown in the chart are generally ten years, although 960,000 options held by Mr. Levin and 188,592 options held by Mr. Bewkes have a term of 15 years from the date of their award in 1989.

Stock Ownership and Retention Policy

Consistent with the belief that linking the financial interests of the Company’s executives to those of the stockholders will result in enhanced stockholder value, the Board of Directors has established executive stock ownership guidelines. Under these guidelines, the Company’s executive officers are expected over time to own Company Common Stock valued at between two and five times their individual base salary amounts, depending on their position. In addition, in connection with this policy, the Board imposed on executive officers a holding requirement that mandates that members of the Company’s senior management team retain for at least twelve months shares of Company Common Stock representing at least 75% of 50% of the gain realized upon a stock option exercise, after paying the exercise price.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2002, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s existing equity compensation plans. The table does not include information with respect to the proposed AOL Time Warner Inc. 2003 Stock Incentive Plan, discussed below, for which stockholder approval is being sought at the Annual Meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	66,930,880	$53.42	48,387,112
Equity compensation plans not approved by security holders(2)	329,218,939	$35.18	86,845,716
Total(3)	396,149,819	$38.26	135,232,918

(1)	Equity compensation plans approved by security holders are (i) the AOL Time Warner Inc. 1999 Stock Plan, (ii) the AOL Time Warner Inc. 1999 Restricted Stock Plan, (iii) the AOL Time Warner Inc. 1988 Restricted Stock Plan for Non- Employee Directors, and (iv) the AOL Time Warner Inc. Employee Stock Purchase Plan (column (c) includes 11,773,824 shares that were available for future issuance under this plan). These plans or amendments to the plans were approved by the stockholders of either America Online or Time Warner in either 1998 or 1999. These plans were assumed by the Company in connection with the AOL-TW Merger, which was approved by the stockholders of both America Online and Time Warner on June 23, 2000.

(2)	Equity compensation plans not approved by security holders are (i) the AOL Time Warner Inc. 1994 Stock Option Plan and (ii) the AOL Time Warner Inc. 1999 International Employee Restricted Stock Plan.

(3)	Does not include options to purchase an aggregate of 261,289,182 shares of Common Stock (208,732,978 of which were awarded under plans that were approved by the stockholders of either America Online or Time Warner prior to the AOL-TW Merger), at a weighted average exercise price of $22.32, granted under plans assumed in connection with transactions and under which no additional options may be granted.

(4)	Includes securities available under the following plans that have formulas for determining the amount of securities available for issuance each year: (i) the AOL Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors, which has a maximum number of shares of Common Stock available for restricted stock awards in any calendar year of .003% of the shares of Common Stock outstanding on December 31 of the prior calendar year (129,150 shares), (ii) the AOL Time Warner Inc. 1999 Restricted Stock Plan, which has a maximum number of shares of Common Stock available for restricted stock awards in any calendar year of .08% of the shares of Common Stock outstanding on December 31 of the prior year (3,440,018 shares) and (iii) the AOL Time Warner Inc. 1999 International Employee Restricted Stock Plan, which has a maximum number of shares of Common Stock available for restricted stock awards in any calendar year of .04% of the shares of Common Stock outstanding on December 31 of the prior year (1,722,007 shares). Of the shares available for future issuance under the AOL Time Warner Inc. 1999 Stock Plan, a maximum of 4,975,000 shares may be awarded as restricted stock.

The AOL Time Warner Inc. 1994 Stock Option Plan (the “1994 Plan”) was assumed by the Company in connection with the AOL-TW Merger in 2001 and will expire on November 18, 2003. Under the 1994 Plan, nonqualified stock options and related stock appreciation rights may be granted to employees (other than executive officers) of and consultants and advisors to the Company and certain of its subsidiaries. No stock appreciation rights are currently outstanding under the 1994 Plan. The exercise price of a stock option under the 1994 Plan may not be less than the fair market value of the Common Stock on the date of grant. The outstanding options under the 1994 Plan generally become exercisable in installments of one-third or one-quarter on each of the first three or four anniversaries, respectively, of the date of grant, subject to acceleration upon the occurrence of certain events, and expire ten years from the grant date.

The AOL Time Warner Inc. 1999 International Restricted Stock Plan (the “International Plan”) was assumed by the Company in connection with the AOL-TW Merger in 2001. Under the International Plan, Common Stock subject to restriction may be awarded to certain employees of the Company and its subsidiaries whose place of employment at the time of award is, in whole or in significant part, in jurisdictions outside the United States. Grants of restricted stock under the International Plan are subject to such restrictions, terms and conditions that must be fulfilled before the restricted shares will become vested as determined at the time of the award. No awards were made under the International Plan in 2001 or 2002 and only limited numbers of awards were made prior to 2001.

Employment Arrangements

The Company is a party to employment agreements with Messrs. Parsons, Novack, Turner, Bewkes, Logan and Levin. The expiration dates of these agreements are: Mr. Parsons—January 31, 2005; Mr. Novack—December 31, 2003; Mr. Turner—December 31, 2003; Mr. Bewkes—December 31, 2003; Mr. Logan—December 31, 2004; and Mr. Levin—December 31, 2005. The Company also was a party to an employment agreement with Mr. Pittman that did not have a fixed term. Mr. Turner has announced his intention to step down as Vice Chairman of the Company effective immediately following the Annual Meeting.

Among other things, the agreements with Messrs. Parsons, Novack and Turner each provide for a fixed term of employment in a specified executive post; minimum annual salary of $1 million and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. These agreements do not provide for the payment of an annual cash bonus. The agreements with Messrs. Bewkes and Logan were entered into with the divisions for which they served as Chairman and Chief Executive Officer prior to their election as executive officers of the Company in July 2002. These agreements, which have been assumed by the Company, provide for a minimum annual salary of $1 million, an annual cash bonus of not less than $2.75 million with respect to Mr. Bewkes and a discretionary cash bonus in a target amount of $3 million with respect to Mr. Logan, and participation in Company stock option and other compensation and benefit plans, including group life insurance. In addition, the agreements with Messrs. Parsons, Turner, Bewkes, Logan and Levin provide for (1) life insurance benefits in the amount of $5 million, $6 million, $4 million, $4 million and $6 million, respectively, to be provided by split-dollar policies for the life of the executive under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policies’ cash surrender value, (2) for Messrs. Parsons and Levin, a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice the executive’s salary, minus $50,000 and (3) for Mr. Logan, a cash payment equal to two times the premium he would have to pay to obtain life insurance under the Company’s GUL insurance program in an amount equal to twice his salary. Mr. Novack’s and Mr. Turner’s agreement provides for a cash payment equal to two times the premium for $4 million and $1.95 million, respectively, of GUL insurance coverage.

The agreements with Messrs. Parsons, Novack, Bewkes, Logan and Levin include a narrow definition of the “cause” for which an executive’s employment may be terminated and in that event, the executive will only receive earned and unpaid base salary accrued through such date of termination.

These agreements provide that in the event of the Company’s material breach or termination of the executive’s employment without cause, the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the compensation otherwise payable during the remaining portion of the executive’s term of employment or a specified minimum period of time if less than such remains in the term of the agreement or (b) to remain an employee of the Company through the end of such period and, without having to perform any services, receive such compensation as if there had been no breach or termination. These executives are not required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be “contingent on a change” of control under the Internal Revenue Code. These agreements also provide that in the event of the Company’s material breach or termination of the executive’s employment without cause, a portion or all of the unvested stock options granted to such executive will vest and vested stock options will remain exercisable for a period of time longer than would generally apply to stock options awarded by the Company.

Mr. Parsons’ agreement allows him, effective on or after January 1, 2002 and with not less than six months’ prior notice to the Company, to terminate his executive position and become an advisor to the Company for the remainder of the agreement term. In that case his advisory compensation would be equal to $500,000 per year.

Mr. Logan’s agreement allows him to elect in September 2003 to terminate his active employment with the Company effective as of January 1, 2004 and become an advisor to the Company through June 30, 2007 at an annual salary equal to $1.25 million, but with no bonus. If he remains with the Company through the December 31, 2004 term of the agreement, Mr. Logan can elect to become an advisor to the Company thereafter through December 31, 2009 at an annual salary equal to $1.25 million.

Mr. Bewkes’ agreement also provides that if he and the Company have not reached written agreement regarding his employment with the Company by the end of the term, then Mr. Bewkes may elect to (a) leave the Company with a lump sum payment in exchange for additional limits on his ability to accept employment with competitors of the Company following his departure, (b) leave the Company without a lump sum payment and without being subject to such additional limits on his ability to compete with the Company, or (c) remain an employee of the Company for an additional 6 or 12 months.

If Messrs. Parsons, Novack, Bewkes, Logan or Levin should become disabled during the term of his employment agreement, the executive will receive full salary for six months and then 75% thereof through the end of the employment term. Any such payments will be reduced by amounts received from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company.

If an executive dies during the term of an employment agreement, the executive’s beneficiaries will receive the executive’s earned and unpaid salary to the last day of the month in which the death occurs.

Mr. Levin’s agreement allowed him, effective on or after May 1, 2002 and with not less than five months’ prior notice to the Company, to terminate his position as Chief Executive Officer and become an advisor to the Company through December 31, 2005. His advisory compensation will be $1 million per year, which was equal to his annual salary. Mr. Levin delivered this notice to the Company in December 2001, stepped down as Chief Executive Officer in May 2002 and is currently serving as an advisor to the Company.

In October 1996, America Online entered into an employment agreement with Mr. Pittman which did not have a fixed term and which the Company assumed. This agreement provided that, in the event Mr. Pittman’s employment agreement were terminated under certain circumstances, including by him for a good reason or by the Company other than for cause, he would become a consultant of the Company for a term of two years, subject to the terms and conditions of a consulting agreement. Pursuant to the terms of this agreement, Mr. Pittman will be a consultant to the Company for the two years ending September 30, 2004. As part of an agreement entered into in connection with his departure, Mr. Pittman agreed to forego the $1 million annual consulting fee he would have received under the consulting agreement and the Company agreed that stock options granted to him after September 1, 1998 will remain exercisable through September 30, 2007. Mr. Pittman is subject to the terms of a confidentiality/non-competition/proprietary rights agreement that remains in effect for the term of the consulting agreement.

Pursuant to the terms of their employment agreements, so long as each of Messrs. Parsons and Turner is employed by the Company, the Company has agreed to include him in management’s slate for election as a director and to use its best efforts to cause his election. In addition, prior to 2001, pursuant to their employment agreements then in place, Time Warner made contributions for each of Messrs. Parsons, Turner, Bewkes, Logan and Levin to separate non-current compensation accounts in a grantor trust or under its deferred compensation plan. Effective beginning January 2001, the Company terminated these contributions, but existing accounts will continue to be invested and paid out following termination of employment in accordance with their terms.

Time Warner Pension Plan-AOLTW

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed and assumed by the Company in connection with the AOL-TW Merger (the “Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Messrs. Bewkes and Levin, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67%

of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code of 1986, as amended). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and  1/2% for each year of service over 30. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under both of the Pension Plans, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Plan Offset”).

Under the Amended Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (“early retirement”). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan –AOLTW (the “Excess Plan”). The Excess Plan provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. For purposes of the Excess Plan, the $200,000 limit (as indexed for years after 1989) on eligible compensation will only apply to compensation received in 1988 through 1993; the $250,000 limit (as adjusted) will apply to compensation received in 1994 and thereafter.

The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended Pension Plan. The amount of the estimated annual pension is based upon a pension formula which applies to all participants in both the Amended Pension Plan and the Excess Plan. The amounts shown in the table do not reflect the effect of the previously-described Profit Sharing Plan Offset. The estimated amounts are based on the assumption that payments under the Amended Pension Plan will commence upon normal retirement (generally age 65) or early retirement, that the Amended Pension Plan will continue in force in its present form, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company’s assets and are included in the amounts shown in the following table.

Highest Consecutive Five Year Average Compensation	Estimated Annual Pension for Years of Benefit Service
	10	15	20	25	30
$200,000	$31,553	$47,330	$63,107	$78,883	$94,660
250,000	39,903	59,855	79,807	99,758	119,710
300,000	48,253	72,380	96,507	120,633	144,760
350,000	56,603	84,905	113,207	141,508	169,810
400,000	56,603	84,905	113,207	141,508	169,810

The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plans and the Excess Plan for each of Messrs. Case, Parsons, Turner, Novack, Bewkes, Logan and Levin is limited as a result of the imposition of the limitations on eligible compensation. However, because combined payments under the Pension Plans and the Excess Plan are based on the highest average annual compensation for any five consecutive full or partial calendar years of employment (taking into account the compensation limits only for 1988 and thereafter), the compensation used for determining benefits under such Plans for Mr. Levin (and employees who participated in the Pension Plan prior to 1988) will include eligible compensation in years prior to 1988 which exceeded these limits. The estimated annual benefits payable under the Amended Pension Plan and the Excess Plan, as of February 1, 2003, would be based on average compensation of $350,000 for Mr. Case; $331,394 for Mr. Parsons; $331,394 for Mr. Turner; $350,000 for Mr. Novack; $331,394 for Mr. Bewkes; $331,394 for Mr. Logan; and $729,248 for Mr. Levin, with 2.1, 8.2, 6.4, 2.1, 22.9, 32.8 and 30.8 years of benefit service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of benefit service under the Amended Pension Plan. Mr. Pittman is not eligible to participate in the Pension Plans. However, as a result of Mr. Pittman’s previous employment by Time Warner, at age 65, he is entitled to start receiving an annual benefit of $21,978 under the Amended Pension Plan and the Excess Plan. The estimated annual pension payable to each of Mr. Levin and Mr. Bewkes under the Old Pension Plan and the Excess Plan upon retirement based on the indicated remuneration and years of service would be $361,891 and $177,302 respectively. These amounts are greater than the estimated annual benefit payable under the Amended Pension Plan and the Excess Plan.

Comparisons of Cumulative Total Returns

The chart below compares the performance of the Company’s Common Stock with the performance of the S&P 500 Index and a peer group index (the “Peer Group Index”) by measuring the changes in common stock prices from January 12, 2001, the first day of trading of the Company’s Common Stock after the Merger Date, plus reinvested dividends and distributions through 2002. Pursuant to the SEC’s rules, the Company created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. The Company has selected a grouping of companies that have lines of business similar to its own. Because of the Company’s involvement in a broad mix of several major media, Internet and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company’s businesses or weight those businesses to match the relative contributions of each of the Company’s business units to the Company’s performance. All of the companies included in the Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Comcast Corporation, Cox Communications, Inc., The McGraw-Hill Companies, Inc., The News Corporation Limited, Viacom Inc., The Walt Disney Company and Yahoo! Inc. The chart assumes $100 was invested on January 12, 2001 in each of the Company’s Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and quarterly market capitalization weighting. The Company did not pay dividends during the period indicated.

Value at	Company Common Stock	Peer Group Index	S&P 500 Index
January 12, 2001	$100	$100	$100
March 31, 2001	84	85	88
June 30, 2001	110	93	93
September 30, 2001	69	66	80
December 31, 2001	67	78	88
March 31, 2002	49	79	88
June 30, 2002	31	66	77
September 30, 2002	24	58	63
December 31, 2002	27	64	69

Additional Information

A company wholly owned by Mr. Turner is reimbursed by TBS for Mr. Turner’s business use of a plane owned and operated by such company. During 2002, TBS reimbursed such company for an aggregate of $207,207 relating to Mr. Turner’s business use of such plane during 2001 and 2002. In addition, as disclosed in the Company’s proxy statement in connection with the 2002 annual meeting of stockholders, during 2001, in connection with their acquisition of certain literary/production and intellectual property rights to prospective film projects from subsidiaries of the Company, entities wholly owned by Mr. Turner (“TTFP”) entered into arrangements with other subsidiaries of the Company relating to the distribution of these projects upon their completion. During 2002 and continuing into 2003, these subsidiaries promoted and distributed a completed project and have certain rights into the future. The Company’s subsidiaries are entitled to receive a fee and recoup their costs from the gross receipts of the project and/or from TTFP.

In 2002, as part of the relocation arrangements for Mr. Robert Kimmitt, who became the Executive Vice President, Global & Strategic Policy of the Company in 2001, the Company engaged a relocation company to acquire and sell his former residence. A contract for the sale of the house has been signed and is expected to be finalized in the near future. The Company is obligated to reimburse the relocation company for the $1.4 million difference between the amount it paid Mr. Kimmitt for the residence and this contracted sale price, plus fees and expenses. In addition, the Company compensated Mr. Kimmitt on an after-tax basis for the $900,000 difference between the purchase price paid by the relocation company and the amount of his mortgage on and certain improvements to the residence.

During 2002, which includes the period that Mr. Pittman served as both the Company’s Chief Operating Officer and the acting Chief Executive Officer of America Online in Virginia, the Company reimbursed Mr. Pittman for the business use of his personal aircraft in the amount of $694,941. As previously disclosed, Kenneth Lerer, formerly an Executive Vice President of the Company, received a payment during 2002 from a third party in connection with the sale in 2000 of Robinson, Lerer & Montgomery, LLC (“RLM”), a corporate communications and consulting firm of which he was a founder and President prior to his employment by the Company and which was engaged during 2002 to provide services to the Company. The payment was based on RLM’s financial results.

During 2002, the Company and its subsidiaries engaged in transactions in the ordinary course of business with subsidiaries of FMR Corp., a beneficial owner of more than five percent of the voting power of the Company’s outstanding Common Stock, including in connection with certain of the Company’s employee benefit plans. The amounts involved in such transactions were not material to the Company or to FMR Corp.

CERTAIN LITIGATION

During 2002, eight shareholder derivative actions were filed. Three were filed in New York State Supreme Court for the County of New York, one was filed in the United States District Court for the Southern District of New York and four were filed in the Court of Chancery of the State of Delaware for New Castle County. These suits name certain current and former officers and directors of the Company as defendants, as well as the Company as a nominal defendant. The complaints allege that defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that America Online had declining advertising revenues, that the AOL-TW Merger was not generating the synergies anticipated at the time of the announcement of the AOL-TW Merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further allege that certain of the defendants improperly sold their personal holdings of Company securities. The lawsuits request that all proceeds from any improper sales of the Company’s Common Stock and any improper salaries or payments be returned to the Company. The Company intends to defend against the lawsuits vigorously. The Company is unable to predict the outcome of the cases or reasonably estimate a range of possible loss.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation arising out of similar allegations, including the derivative litigation described above.

APPROVAL OF THE AOL TIME WARNER INC. 2003 STOCK INCENTIVE PLAN

General

The Company is proposing for stockholder approval the AOL Time Warner Inc. 2003 Stock Incentive Plan (the “2003 Plan”) pursuant to which various types of stock-based incentives may be awarded to selected participants, including employees, officers, directors, advisors and consultants of the Company and its consolidated subsidiaries. The Company intends to make broad-based awards under the 2003 Plan to its employees in the United States and certain foreign jurisdictions. The Company believes that the benefits awarded under the 2003 Plan will help retain and motivate the recipients to exert their best efforts on behalf of the Company and its affiliates and that the Company will benefit from the added interest which such recipients will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

The Company believes that maintaining its ability to award a broad-range of equity-based incentive awards is crucial to recruiting and retaining employees, as well as an important means of aligning employee interests with those of the Company’s stockholders. As of February 28, 2003, however, the Company has the authority to issue stock options covering only 34.7 million shares of Common Stock. Of this authorization, 8.6 million are available under a plan that will expire in November 2003. Moreover, as reflected in the table set forth immediately below, as of the end of 2002, as a result of stock price declines, the exercise prices of approximately two-thirds of the Company’s outstanding stock options were significantly in excess of the market price. See also “Executive Compensation—Equity Compensation Plan Information.” The Company has not repriced its stock options and does not intend to do so. The Company is seeking stockholder approval of the 2003 Plan so that it has the ability to award incentives to appropriately recruit, reward and retain the women and men who are key to its business efforts.

The following table provides information about the Company’s stock options outstanding at December 31, 2002:

	Options outstanding				Options exercisable
Range of Exercise Prices	Number outstanding as of 12/31/02	Weighted- average remaining contractual life (in years)		Weighted- average exercise price	Number exercisable as of 12/31/02	Weighted- average exercise price
	(Thousands)				(Thousands)
Under $10.00	96,302	3.65		$3.78	96,082	$3.78
$10.01 to $15.00	107,909	3.97		$12.49	99,223	$12.49
$15.01 to $20.00	17,531	5.62		$17.03	12,106	$16.65
$20.01 to $30.00	113,347	8.34		$25.90	22,570	$23.35
$30.01 to $45.00	49,782	7.70		$37.79	25,148	$38.45
$45.01 to $50.00	176,805	7.62		$48.09	89,649	$47.84
$50.01 to $60.00	76,109	7.49		$56.68	45,998	$56.84
$60.01 to $90.00	19,563	7.39		$67.91	12,761	$68.09
$90.01 to $158.73	92	6.96		$96.79	92	$96.79

Total	657,440	6.49	years	$31.91	403,629	$27.45

The description of the 2003 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the 2003 Plan itself. The complete text of the 2003 Plan is attached as Annex A to this Proxy Statement. The Board of Directors has approved, subject to shareholder approval, the 2003 Plan, effective March 20, 2003.

Shareholder approval of the 2003 Plan will also constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be based under the 2003 Plan, (ii) the annual per participant limit of 2,000,000 shares of Common Stock underlying awards that may be made under the 2003 Plan, (iii) the annual per participant limit of 600,000 shares of Common Stock for grants of restricted stock or other stock-based awards payable in shares of Common Stock other than stock options and stock appreciation rights (collectively, “stock-based awards”), (iv) the annual per participant limit of $10 million for other stock-based awards that are not denominated or payable in shares of Common Stock (“non-stock denominated awards”) and (v) the classes of employees eligible to receive awards under the 2003 Plan. See “—Tax Status of 2003 Plan Awards—Section 162(m).”

Description of the 2003 Plan

Shares Subject to the Plan.

•	The total number of shares of Common Stock which may be issued under the 2003 Plan is 200,000,000 (representing approximately 4.6% of the Common Stock outstanding) of which no more than 20% may be issued in the form of restricted stock or other stock-based awards payable in shares of Common Stock.

•	The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 2,000,000 shares of Common Stock, provided that the maximum number of shares of Common Stock that may be awarded in the form of restricted stock or other stock-based awards payable in shares of Common Stock during any calendar year to any participant is 600,000.

•	The maximum aggregate number of shares of Common Stock with respect to which awards may be made during a calendar year is 2% of the number of shares of Common Stock outstanding on December 31 of the preceding year, net of any shares subject to awards (or portions thereof) which, during the year, terminate or lapse without payment of consideration.

The Company will reserve the number of shares of Common Stock necessary to satisfy the maximum number of shares that may be issued under the 2003 Plan. The shares of Common Stock underlying any option that expires, terminates or is cancelled for any reason without being exercised or the payment of consideration (or without being deemed exercised upon exercise of a related stock appreciation right) will again become available for awards under the 2003 Plan.

Stock Options and Stock Appreciation Rights.    The Compensation Committee of the Company’s Board of Directors may award nonqualified or incentive stock options under the 2003 Plan. Options granted under the 2003 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted. Since the date of the AOL-TW Merger, stock option awards have provided that they become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. The Compensation Committee currently intends to grant options which will immediately become fully vested upon the participant’s termination of employment due to death, disability or retirement (as defined in an award agreement).

The exercise price per share of Common Stock for any stock option awarded will not be less than the fair market value of a share of Common Stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent, in shares of Common Stock having a fair market value equal to the aggregate stock option exercise price; partly in cash and partly in shares of Common Stock; or through the delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of Common Stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of Common Stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and to receive such amount. Payment will be made in shares of Common Stock and/or cash (any share of Common Stock valued at fair market value), as determined by the Compensation Committee.

No Repricing.    The 2003 Plan prohibits the repricing of stock options or stock appreciation rights awarded under the 2003 Plan.

Restricted Stock.    The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which, and the conditions, if any, under which the restricted stock may be forfeited to the Company and the other terms and conditions of restricted stock awards. Not less than 95% of the shares of restricted stock under the 2003 Plan will remain subject to forfeiture for at least three years from the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part under certain circumstances. Certain restricted stock awards granted under the 2003 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m) of the Code. Such awards will be based upon one or more of the performance criteria set forth below.

Other Stock-Based Awards.    The Compensation Committee, in its sole discretion, may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the Common Stock. Such stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. For stock-based awards settled in shares of Common Stock that are subject to time-based vesting, not less than 95% of such stock-based awards will vest and become payable at least three years after the date of grant, subject to earlier vesting in whole or in part under certain circumstances, and for stock-based awards settled in shares of Common Stock that are subject to vesting upon the attainment of performance objectives, the minimum performance period will be one year. The maximum amount of other stock-based awards that may be granted during a calendar year to any participant is: (x) with respect to other stock-based awards that are denominated or payable in shares of Common Stock, 600,000 shares and (y) with respect to non-stock denominated awards, $10 million.

Certain stock awards, stock-based awards and non-stock denominated awards granted under the 2003 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m) of the Code. Such awards (“Performance-Based Awards”) shall be based upon one or more of the following performance criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; and (xviii) return on assets. With respect to Performance-Based Awards, (i) the Compensation Committee will establish the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed) and (ii) as required by Section 162(m) of the Code, no awards will be granted to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Non-Employee Director Awards.    The Company does not currently expect to make awards under the 2003 Plan to its non-employee directors. In the event non-employee directors are granted awards under the 2003 Plan, such awards are required to be made pursuant to formulas established by the Company’s Board of Directors in advance of the grant and may be made at the time a non-employee director first joins the Board and, thereafter, in annual grants at or following the annual meeting of stockholders. The formulas used for the grants can include any one or more of the following: (i) a fixed number of options or stock appreciation rights, (ii) a fixed number of shares of restricted stock or a number of shares of restricted stock determined by reference to a fixed dollar amount (calculated based on the fair market value of a share of Common Stock on the date of grant), and (iii) other stock-based awards determined either by reference to a fixed number of shares of Common Stock or to a fixed dollar amount (calculated based on the fair market value of a share of Common Stock on the date of grant).

Adjustments Upon Certain Events.    In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, may adjust (i) the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the 2003 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which awards (including limits established for restricted stock or other stock-based awards) may be granted during a calendar year to any participant, (iii) the option price or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards.

Upon the occurrence of a change in control of the Company (as defined in the 2003 Plan), the 2003 Plan provides that the Compensation Committee may (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award or (ii) cancel awards for fair value or (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2003 Plan as determined by the

Compensation Committee in its sole discretion or (iv) provide that for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options will terminate. The Compensation Committee currently intends to grant stock options that provide that, in the event of a change in control, the unvested portion of the stock option will immediately become vested upon the earlier of (i) the first anniversary of the change in control or (ii) the participant’s termination of employment (A) by the Company other than for cause or (B) by the participant for good reason, as defined in the applicable award agreements.

Administration.    The 2003 Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee of the Committee consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code, “outside directors” within the meaning thereof. The Committee is authorized to interpret the 2003 Plan, to establish, amend and rescind any rules and regulations relating to the 2003 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2003 Plan.

Amendment and Termination.    The Board of Directors or the Compensation Committee may amend, alter or discontinue the 2003 Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, if such action would increase the total number of shares of Common Stock reserved for the purposes of the 2003 Plan or increase the maximum number of shares of restricted stock or other stock-based awards that may be awarded thereunder, or increase the maximum number of shares for which awards may be granted to any participant, (b) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted to the participant under the 2003 Plan or (c) without stockholder approval, to the provision relating to repricing of options or stock appreciation rights to permit such repricing. No new awards may be made under the 2003 Plan after the fifth anniversary of this Annual Meeting.

Transferability.    To the extent permitted by the award agreement, stock options and stock appreciation rights will be transferable by gift. Stock options and stock appreciation rights will also be transferable by will or the laws of descent and distribution upon the death of the holder.

Executive Stock Retention Requirements.    Consistent with the Company’s stock retention guidelines discussed above, a holding requirement will be imposed on certain senior corporate executives in connection with the exercise of stock options under the 2003 Plan. It is expected that such persons’ award agreements will require them to retain for at least twelve months shares of Common Stock representing at least 75% of 50% of the gain realized upon the exercise of a stock option awarded under the 2003 Plan, after paying the exercise price.

Awards under the 2003 Plan

No awards have been made under the 2003 Plan. As stated above, any awards under the 2003 Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2003 Plan. Stock options awarded to the named executive officers in 2002 under the Company’s existing plans are set forth under “Executive Compensation—Stock Option Grants During 2002.” In addition, nonqualified stock options covering an aggregate of 3,390,000 shares of Common Stock were awarded during 2002 to the Company’s current executive officers, as a group (14 people) and 108,042,926 stock options were awarded during 2002 to all employees other than current executive officers. Although restricted stock was not awarded to executive officers or directors in 2002, as noted in the Report of the Compensation Committee, above, it is anticipated that awards of restricted stock will be made in the future.

Other Information

On March 27, 2003, the closing sale price of the Common Stock, as reported on the New York Stock Exchange, was $11.54 per share.

Tax Status of 2003 Plan Awards

The following discussion of the U.S. federal income tax status of awards under the 2003 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes which are not described below.

Nonqualified Stock Options.    If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise (other than by delivery of shares of Common Stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount. If a stock option is exercised by delivering Common Stock to the Company, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of Common Stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options.    If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.    No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Stock Awards.    Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by the Company to the participant of a restricted stock award as permitted under Section 83(b) of the Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any part of a stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m) of the Code.

Section 162(m).    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and Performance-Based Awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock on the date of grant.

The Company believes that its best interests will be served by the approval of the 2003 Plan. The 2003 Plan will enable the Company to be in a position to continue to grant long-term incentive awards to employees, directors, advisors and consultants, including those who through promotions and development of the Company’s business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the 2003 Plan.

The Board of Directors recommends a vote FOR approval of the AOL Time Warner Inc. 2003 Stock Incentive Plan.

APPROVAL OF THE AMENDED AND RESTATED AOL TIME WARNER INC.

ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS

General

The Company is proposing for stockholder approval the amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers (the “Plan”) that would cover the Chief Executive Officer (the “CEO”) and the other executive officers of the Company determined annually by the Company’s Compensation Committee (or a subcommittee thereof) (the “Compensation Committee”). The purpose of the Plan is to preserve the Company’s tax deduction for cash bonuses paid to the Company’s CEO and other executive officers under Section 162(m) of the Internal Revenue Code of 1986. The Plan was originally approved by the stockholders of Time Warner and was assumed by the

Company in connection with the AOL-TW Merger. The Plan has not been used since the AOL-TW Merger because the Company’s compensation structure for its highest level executives has not included an annual cash bonus component. In connection with its review of its compensation structure, discussed above in the Compensation Committee Report on Compensation of Executive Officers of the Company, the Compensation Committee currently believes that annual cash bonuses represent an important component of executive compensation. Accordingly, the Plan has been amended and restated and is being submitted to stockholders for their approval in accordance with Section 162(m).

In general, Section 162(m) denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its CEO and the four other most highly compensated executive officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The Plan is intended to qualify under one of these exceptions which, in substance, requires that the bonus be payable as the result of the attainment of one or more objective, pre-established performance goals and that a person with knowledge of the relevant facts be able to calculate the maximum amount payable to any one executive under the plan. In addition, prior to any payments, the plan must be approved by the corporation’s stockholders and the corporation’s compensation committee must certify that the performance standard has been met. The regulations (the “Regulations”) issued by the Internal Revenue Service under Section 162(m) permit the compensation committee to pay a bonus that is less than the amount calculated under the plan.

In order to ensure the deductibility of anticipated annual cash bonuses payable for 2003 and thereafter to the CEO and to the other executive officers named from time to time in the Summary Compensation Table, management is proposing the Plan, which is intended to cover cash bonuses paid to the participating executive officers of the Company, as determined annually by the Compensation Committee (the “Participants”). Subject to stockholder approval of the Plan, the Board of Directors has approved the Plan and the Compensation Committee has designated as Participants for 2003 each of the five executive officers of the Company who is anticipated to be a “covered employee” (as defined in Section 162(m) and the Regulations) for 2003. The following summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Plan set forth in Annex B to this Proxy Statement.

The Bonus Plan

The Plan provides for a bonus pool to be determined for any calendar year based on a percentage of the amount by which the Company’s EBITDA (as defined) for such year exceeds the Company’s average EBITDA for the preceding three years (the “Base EBITDA”). Thus, for example, if there were no EBITDA increase over Base EBITDA, then no bonuses would be paid to Participants under the Plan. In addition, the Compensation Committee will have the discretion to award a Participant an actual bonus for any year that is less than the amount otherwise calculated pursuant to the Plan and to award aggregate bonuses under the Plan that are less than the aggregate bonuses otherwise calculated pursuant to the Plan.

The Company’s Board of Directors has also set qualitative annual goals and other performance measures for Mr. Parsons and each of the other Participants in the Plan for 2003 that are not based on growth in the Company’s EBITDA. Under the terms of the Plan, the Compensation Committee, or a subcommittee, pursuant to delegated authority, retains the discretion to award any Participant an annual bonus that is less than the amount calculated pursuant to the Plan. The Compensation Committee intends to consider each Participant’s achievement of his other goals in determining the actual amount of his respective 2003 annual bonus. The Company anticipates that similar qualitative goals will be established and considered in determining each Participant’s bonus in future years.

For purposes of the Plan, EBITDA means the combined operating income (or loss) before depreciation, amortization and impairment charges and the Company’s EBITDA and Base EBITDA each includes a pro rata portion (based on the percentage ownership) of the EBITDA of any entity or business that the Company accounts for by the equity method and as to which the Company’s pro rata share of the EBITDA of such entity or business exceeds $25 million for the year with respect to which the bonus pool is being calculated. The calculation of the bonus pool payable under the Plan for any calendar year can be expressed by the following formula:

Bonus Pool = (Current EBITDA – Base EBITDA) x AP

where AP is the applicable percent determined pursuant to the following table (with the AP for percentage EBITDA increases between the increases shown in the table determined by interpolation):

Percentage Increase In Current EBITDA Over Base EBITDA	AP
no increase over Base EBITDA	0%
5% increase over Base EBITDA	2.25%
10% increase over Base EBITDA	4.00%
15% increase over Base EBITDA	5.25%
20% or higher increase over Base EBITDA	6.00%

The Bonus Pool establishes the maximum amount of all annual bonuses payable to Participants in the Plan for any calendar year. The bonus payable to any Participant under the Plan for any such calendar year will be determined annually by the Compensation Committee, but cannot exceed 50% of the Bonus Pool. For 2003, the Compensation Committee has allocated a percentage of the Bonus Pool as the bonus payable under the Plan to any Participant, based on the Participant’s title on December 31, 2003. Current EBITDA is the Company’s EBITDA for such calendar year, subject to adjustment as described below, and Base EBITDA is the Company’s average EBITDA for the three years preceding the year for which the Bonus Pool is being calculated, subject to adjustment as described below.

The Plan provides that the Company’s EBITDA in any calendar year and/or the Base EBITDA will be adjusted in the event the Company acquires or disposes, in whole or in part, of any entity as to which more than $25 million of EBITDA in the year prior to its acquisition or disposition was or would have been included in the Company’s EBITDA (hereinafter referred to as a “Significant Business”). The Plan provides that the EBITDA of a Significant Business will be excluded from the Company’s EBITDA for the year in which it was acquired or disposed of. In the case of an acquisition of a Significant Business, the Plan provides that for each year subsequent to the year in which the acquisition occurs, the Base EBITDA is adjusted by including the EBITDA of the Significant Business in each of the three years included in the calculation of Base EBITDA and the Company’s EBITDA will include the EBITDA of such Significant Business. In the case of a disposition of a Significant Business, the Base EBITDA is adjusted by excluding the EBITDA of the Significant Business in each of the three years included in the calculation of Base EBITDA and the Company’s EBITDA will exclude the EBITDA of such Significant Business. To the extent that the Company’s EBITDA must be determined for any period prior to the Merger Date, pro forma EBITDA for America Online and Time Warner on a combined basis will be used.

The Plan also provides that the Base EBITDA is adjusted in the event any change in accounting principles becomes effective that would have increased or decreased the Company’s EBITDA by more than $25 million in the year prior to the year in which such change becomes effective. If any accounting change has such an impact, each year included in the Base EBITDA calculation would be adjusted up or down by an amount equal to the increase or decrease such accounting change would have had on the Company’s EBITDA for such year.

Unless a Participant elects to defer all or a portion of his or her bonus, payments under the Plan will be made as soon as practicable after the Compensation Committee certifies that the performance goals have been met. The Plan also provides that all calculations of Base EBITDA and Current EBITDA, including any adjustments thereto, will be reviewed by the Company’s independent auditors.

Pursuant to the requirements of the rules and regulations adopted by the Securities and Exchange Commission, the following table sets forth the maximum annual bonus that would have been payable under the Plan to the executive officers named in the Summary Compensation Table above if the Plan had been in effect for 2002, assuming cash bonuses had been paid to these individuals in 2002 and assuming the percentage allocations by title of the Bonus Pool had been those established for 2003. It should be noted, however, that neither Mr. Levin nor Mr. Parsons, each of whom served as Chief Executive Officer during 2002, received a cash bonus for 2002. For 2003, the Compensation Committee does not anticipate that the current Chairman and Vice Chairmen will be paid annual cash bonuses. For 2002, the calculation under the Plan would have resulted in a Bonus Pool applicable to all Participants of $33.5 million.

Annual Bonus Plan for Executive Officers

Name and Position	Dollar Value of Hypothetical 2002 Maximum Annual Bonus
Chief Executive Officer	$8.4 million
Chairman, Entertainment & Networks Group	6.4 million
Chairman, Media & Communications Group	6.4 million

Participation in the Plan is not exclusive and will not prevent a Participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company. The Compensation Committee may amend the Plan from time to time as it deems advisable provided that any such amendment must comply with all applicable laws and the requirements for exemption (to the extent necessary) under the Code and the Regulations.

As indicated in the Compensation Committee Report presented elsewhere in this Proxy Statement, the Compensation Committee has been advised and currently believes that an annual bonus is an important part of the overall compensation of the Company’s executive officers. If the Plan is not approved by stockholders at the Annual Meeting, no payments will be made under the Plan; however, the Board of Directors will retain the right to pay the Company’s executive officers an annual bonus based on other goals established by the Board or the Chief Executive Officer. In such event, a portion of such bonuses may not be deductible by the Company for federal income tax purposes.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the Plan.

The Board of Directors recommends a vote FOR approval of the amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2003 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP has served the Company as independent auditors since the AOL-TW Merger in 2001 and both America Online and Time Warner and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit and Finance Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditors.

STOCKHOLDER PROPOSALS

Proposal Regarding China Business Principles

John C. Harrington, P.O. Box 6108, Napa, California 94581-1108, the beneficial owner of 400 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS:    Our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China’s national laws.

(1)	No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)	Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)	We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)	Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)	We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)	We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED:    Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT:    As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company takes its responsibility as a prominent global media and entertainment company very seriously. As set forth in the Company’s Mission and Values Statement, the Company is founded on a shared sense of responsibility to the common good and is committed to serving the public interest by using its unique talents and resources to enrich people’s lives around the world. This commitment exists in every country where the Company conducts business, including China.

Recently admitted to the World Trade Organization, China is embarking on increasing its integration into the global economy. This further integration of China into global markets is intended not only to open channels of commerce but also, over time, to introduce into government institutions practices of greater transparency, procedural fairness and public participation.

After careful review of the proposal, the Company believes that its adoption is not appropriate. The Company is concerned that adopting certain elements of the proposal might cause the Company to violate Chinese law and could undermine the Company’s ability to bring its information and entertainment products to the people of China. Moreover, because the principles are vague and subject to multiple interpretations, it is unclear how the Company would measure their successful implementation. Accordingly, because the proposal covers sensitive and highly complicated issues, the Company believes that these matters are best entrusted to the responsible discretion of the Company to address on a case-by-case basis as it continues to explore business opportunities in China within the framework of its overarching mission and values.

For these reasons, the Company believes that the proposal is not in the best interests of the Company and its stockholders. In addition, the proposal is nearly identical to one presented at the Company’s 2002 annual meeting. At that meeting, of the shares of Common Stock voted, only 6.8% supported the proposal, while 93.2% voted against its adoption.

Vote Required For Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

Proposal Regarding Pay Disparity

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, the beneficial owner of shares of Common Stock valued at more than $2,000, joined by three other organizations whose names, addresses and stockholdings will be provided by the Company upon request, have advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS, the average chief executive officer’s pay has increased from 42 times in 1982 to 411 times that of the average production worker in 2001 (Business Week Online 05/06/02).

Responding to that statistic, New York Fed President, William J. McDonough acknowledged that a market economy requires that some people will be rewarded more than others, but asked: “should there not be both economic and moral limitations on the gap created by the market-driven reward system?” He stated: “I can find nothing in economic theory that justifies this development.” He called such a jump in executive compensation “terribly bad social policy and perhaps even bad morals.” According to The Wall Street Journal, McDonough cited “the biblical admonition to ‘love thy neighbor as thyself’ as justification for voluntary CEO pay cuts” beginning with the strongest companies. He said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels” (09/12/02).

Affirming McDonough’s comments, the Milwaukee Journal-Sentinel editorialized that regulating executive compensation “is the business of corporate boards, or should be. Unfortunately, too many corporate directors on company compensation committees simply rubber-stamp decisions made by top managers. That should stop” (09/13/02).

In “CEOs: Why They’re So Unloved,” Business Week editorialized: “CEO pay is so huge that people don’t believe executives deserve it…In 1980, CEO compensation was 42 times that of the average worker. In 2000, it was 531 times. This is a winner-take-all philosophy that is unacceptable in American society…The size of CEO compensation is simply out of hand” (04/22/02).

The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02). Commenting on this The New York Times called for “Atonement in the Boardroom” (09/21/02), while Warren Buffet said: “The ratcheting up of compensation has been obscene.”

United For a Fair Economy has shown an inverse correlation between very high CEO pay and long-term stock performance (http://www.ufenet.org/press/2001/Bigger_They_Come.pdf).

RESOLVED: shareholders request the Board’s Compensation Committee to prepare and make available by January 1, 2004 a report (omitting confidential information and prepared at reasonable cost) to requesting shareholders comparing the total compensation of the company’s top executives and its lowest paid workers both in this country and abroad on January 1, 1982, 1992 and 2002. We request the report include: statistics related to any changes in the relative percentage size of the gap between the two groups; the rationale justifying any such percentage change; whether our top executives’ compensation packages (including options, benefits, perks, loans and retirement agreements) are “excessive” and should be changed; as well as any recommendations to adjust the pay “to more reasonable and justifiable levels”.

Supporting Statement

Our Company fits William J. McDonough’s “strong company” category. Our pay scales should model justice and equity for all our workers. Supporting this resolution would be one stop in this direction.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company believes that one of the keys to its success is its ability to attract, develop and retain talented and dedicated women and men to work at every level of its numerous and diverse businesses across the globe. The Company is sensitive to competitive, geographic and market factors in determining appropriate compensation levels for all of its employees. As would be expected, an entry-level employee with a high school education working at our cable system in a rural community, for example, would receive lower compensation than a highly educated corporate executive with twenty years of experience in New York City. Local management determines its employees’ pay scale based on skill, experience and local competitive and market factors. Moreover, the Company’s Compensation Committee, which sets executive officer compensation, is composed entirely of Independent Directors. That Committee carefully considers many factors in determining the compensation of the Company’s executive officers using various resources, including engaging a compensation consultant to provide advice and comparative and competitive information. The Company believes that the Compensation Committee’s considerations, described above under “Compensation Committee Report on Compensation of Executive Officers of the Company,” result in appropriate compensation that is not “excessive” as the proposal might suggest.

Furthermore, the Company believes that the report requested by the proposal would not prove useful to stockholders and represents an inefficient use of the Company’s time and resources. The Company already presents compensation information about its executive officers in its proxy statements. In addition, in light of the Company’s structural changes over the past 20 years, it is not clear that a comparison of compensation over time would prove feasible or meaningful. The Company was created from numerous combinations and acquisitions over time. It is unclear which of the corporate predecessors could or should be included and how the information for each of 1982 and 1992 would be collected, compiled and analyzed. America Online did not even exist in 1982; Time Inc. and Warner Communications Inc. were not combined until 1990 and Turner Broadcasting System, Inc. was not added to the Company until 1996. In addition, the proposal asks the Compensation Committee to prepare a report comparing the total compensation of the Company’s “top executives” and its “lowest paid workers.” The proposal does not make clear which executives are to be included, nor which workers. The Company cannot be certain which “top executives” the proponent would have the Committee include and whether to include the Company’s part-time workers and independent contractors among the “lowest-paid workers.” In addition, such a report would ignore thousands of other employees, performing widely varied tasks in many different locations around the world. Because the proposal overlooks the difficulties of preparing the requested report and any such report would not provide particularly meaningful information to stockholders, the Company believes undertaking such a review and report is not an efficient use of the Company’s resources.

The Board of Directors believes that the Company responsibly and fairly determines appropriate compensation levels for its employees at all levels and thus believes that the proposal is not in the best interests of the Company and its stockholders.

Vote Required For Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2002, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXPENSES OF SOLICITATION

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $18,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2004 Annual Meeting, stockholder proposals must be received by the Company no later than December 4, 2003, and must otherwise comply with the requirements of Rule 14a-8. In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2004 Annual Meeting, such a proposal must be received by the Company on or after January 16, 2004 but no later than February 16, 2004. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 75 Rockefeller Plaza, New York, New York 10019.

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL T. CAPPUCCIO

Secretary

March 28, 2003

Annex A

AOL TIME WARNER INC.

2003 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors, advisors and consultants and to motivate such employees, directors, advisors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors, advisors and consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award granted pursuant to the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means the occurrence of any of the following events:

(i)  any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii)  a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii)  a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Committee” means the Compensation Committee of the Board.

(h)	“Company” means AOL Time Warner Inc., a Delaware corporation.

(i)	“Effective Date” means the date the Board approves the Plan.

(j)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the average of the high and low prices of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted)(the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(e).

(m)	“Other Stock-Based Awards” means awards granted pursuant to Section 9.

(n)	“Option” means a stock option granted pursuant to Section 6.

(o)	“Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(p)	“Participant” means an employee, prospective employee, director, advisor or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(q)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(r)	“Plan” means the AOL Time Warner Inc. 2003 Stock Incentive Plan, as amended from time to time.

(s)	“Restricted Stock” means any Share granted under Section 8.

(t)	“Shares” means shares of common stock of the Company, $.01 par value per share.

(u)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(v)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 200,000,000, of which no more than 20% may be issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 2% of the number of Shares outstanding on December 31 of the preceding calendar year. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 2,000,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares during any calendar year to any Participant shall be 600,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards (or portions thereof) which terminate or lapse without the payment of consideration may be granted again under the Plan.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, that such grants are consistent with guidelines established by the Committee from time to time.

(b)

The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.	Limitations

(a)	No Award may be granted under the Plan after the fifth anniversary of the meeting of shareholders of the Company at which the Plan is approved, but Awards granted prior to such fifth anniversary may extend beyond that date.

(b)	No Option or Stock Appreciation Right, once granted hereunder, may be repriced.

(c)	With respect to any Awards granted to a Participant who is a non-employee member of the Board at the time of grant, such Awards shall be made pursuant to formulas established by the Board in advance of such grant. Any such Awards shall be made at the time such a Participant first becomes a member of the Board and, thereafter, on an annual basis at or following the annual meeting of stockholders. Such formulas may include any one or more of the following: (i) a fixed number of Options or Stock Appreciation Rights, (ii) a fixed number of Shares of Restricted Stock or a number of Shares of Restricted Stock determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant), and (iii) Other Stock-Based Awards determined either by reference to a fixed number of Shares or to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	Deferral. In the sole discretion of the Committee, in accordance with procedures established by the Committee, the Participant may be permitted to defer the issuance of Shares deliverable upon the exercise of an Option for a specified period or until a specified date.

(e)

ISOs.    The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its

Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(f)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

8.	Restricted Stock

(a)	Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards; provided that not less than 95% of the Shares of Restricted Stock shall remain subject to forfeiture for at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

9.	Other Stock-Based Awards

(a)

Generally.    The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of

Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, 600,000 Shares and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $10 million. Notwithstanding any other provision, with respect to (i) Other Stock-Based Awards settled in Shares that are subject to time-based vesting, not less than 95% of such Other Stock Based Awards payable in Shares shall vest and become payable at least three years after the date of grant, subject to earlier vesting in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment, and (ii) Other Stock-Based Awards settled in Shares that are subject to vesting upon the attainment of performance objectives, the minimum performance period shall be one year.

(b)

Performance-Based Awards.    Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

10.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award or (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

Annex B

AMENDED AND RESTATED

AOL TIME WARNER INC.

ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS

1.	Purpose.

The purpose of the AOL Time Warner Inc. Annual Bonus Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual cash bonuses to certain executive officers of the Company that qualify for income tax deduction by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1    “Annual Bonus” means the annual cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year, which (i) shall be determined by the Committee prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations, (ii) shall be expressed as a percentage of the Bonus Pool and (iii) shall not exceed 50 percent of the Bonus Pool.

2.2    “AP” means the applicable percent determined pursuant to Section 3.1.

2.3    “Base EBITDA” means the average of the Company’s EBITDA for the three years preceding the year for which the Bonus Pool is being calculated.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Bonus Pool” means the annual cash bonuses payable to all Participants calculated pursuant to Section 3.1.

2.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.7    “Committee” means the Compensation Committee of the Board, and any successor thereto.

2.8    “Company” means AOL Time Warner Inc., a Delaware corporation, and any successor thereto.

2.9    “Company’s EBITDA” for any year shall mean (i) EBITDA of the Company for that year, plus (ii) a pro rata portion (based on the percentage ownership) of the EBITDA of any entity or business that the Company accounts for by the equity method of accounting if the Company’s pro rata share of the EBITDA of such entity or business for the year with respect to which the Bonus Pool is being calculated exceeds $25 million, all determined in accordance with GAAP; provided, however, that to the extent that the Company’s EBITDA must be determined for any period on or before the “Closing” (as defined therein) of transactions described in the Agreement and Plan of Merger dated as of January 10, 2000 between America Online, Inc. and Time Warner Inc., such EBITDA shall equal the pro forma EBITDA for both such companies on a combined basis.

2.10    “Current EBITDA” means the Company’s EBITDA for the year with respect to which the Bonus Pool is being calculated.

2.11    “EBITDA” for any year of any entity or business shall mean the combined operating income (loss) before depreciation, amortization and impairment charges of such entity or business for that year.

2.12    “GAAP” shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.

2.13    “Participant” means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.

2.14    “Plan” has the meaning ascribed thereto in Section 1.

2.15    “Regulations” shall mean the rules and regulations under Section 162(m) of the Code.

2.16    “Significant Business” has the meaning ascribed thereto in Section 3.2.

3.	Calculation of Bonus Pool.

3.1    Subject to the other provisions of this Section 3, the Bonus Pool under the Plan with respect to any year shall be determined pursuant to the following formula:

Bonus Pool = (Current EBITDA – Base EBITDA) x AP

Where AP is the applicable percent determined pursuant to the following table (with the AP for percentage increases between the increases shown in the table determined by interpolation):

Percentage Increase in Current EBITDA over Base EBITDA	AP
no increase over Base EBITDA	0%
5% increase over Base EBITDA	2.25%
10% increase over Base EBITDA	4.00%
15% increase over Base EBITDA	5.25%
20% or higher increase over Base EBITDA	6.00%

3.2    The Current EBITDA and/or Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted as provided in this Section 3.2 if the Company or any entity or business included in the Company’s EBITDA for such year pursuant to Section 2.9(ii) engages in any acquisition or disposition during such year or in any of the prior three years, of any entity or business which (a) if wholly owned, had more than $25 million of EBITDA in the year prior to its acquisition or disposition or (b) if less than wholly owned, as to which more than $25 million of EBITDA was or would have been included in the Company’s EBITDA pursuant to Section 2.9(ii) in the year prior to its acquisition or disposition (each, a “Significant Business”). In the event of an acquisition, the EBITDA of the Significant Business shall be excluded from Current EBITDA for the year in which it was acquired. For each year subsequent to the year of acquisition, all or a portion of the EBITDA of the Significant Business for each applicable year shall be included in Current EBITDA and shall be included in each of the years used in the calculation of Base EBITDA. In the event of a disposition, all or a portion of the EBITDA of a Significant Business for each applicable year shall be excluded from Current EBITDA and from each of the three years included in the calculation of Base EBITDA for the year in which such disposition occurs and for each year subsequent to such disposition. For the purposes hereof, an acquisition or disposition of an entity or business shall include a change in ownership which results in a change in consolidation or equity accounting by the Company for such entity or business.

3.3    The Base EBITDA used to calculate the Bonus Pool for any year shall be adjusted in the event any change in GAAP that is effective for such year was not effective for each of the three years included in the calculation of Base EBITDA; provided, however, that no such adjustment to Base EBITDA shall be made unless such change in GAAP would have increased or decreased Current EBITDA by more than $25 million in the year prior to the year in which such change in GAAP first becomes effective. The adjustment to Base EBITDA to be made pursuant to this Section 3.3 shall consist of applying the change in GAAP to each year included in the Base EBITDA calculation. In addition, if the change in GAAP is phased in so that the change is applied differently in successive years, then the adjustment to be made to each year included in Base EBITDA shall be the same as the change in GAAP that is applicable to the year for which the Bonus Pool is being calculated.

3.4    The Committee may in its discretion (a) determine to make an award to any Participant for any year in an amount that is less than the Annual Bonus and (b) determine to make aggregate awards to all Participants for any year that total less than the Bonus Pool.

3.5    Prior to paying any award under the Plan, the Company’s independent auditors shall review the calculation of the Bonus Pool and the Committee shall certify that the performance goals have been met within the meaning of the Code and the Regulations. Subject to Section 6 of this Plan, payments of an award, if any, under the Plan with respect to any year, shall be made as soon as practicable after the Committee certifies that the performance goals have been met.

4.	Administration

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility

Payments with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.	Deferral of Award

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of an award the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant.

7.	Termination and Amendment

The Plan shall continue in effect until terminated by the Board. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

8.	Effectiveness of the Plan

The Plan, as amended and restated herein, shall become effective upon approval by the Board, subject to the affirmative vote of a majority of the votes cast at a duly called and held meeting of stockholders of the Company, and shall apply to the annual bonuses payable to each Participant in respect of 2003 and thereafter.

9.	Withholding

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.	Separability

If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	Non-Exclusivity of the Plan

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.	Beneficiaries

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.

13.	Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

AOLTW-PS-03

PROXY

AOL TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

AOL Time Warner Inc. for the Annual Meeting on May 16, 2003

The undersigned hereby acknowledges receipt of the AOL Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of AOL TIME WARNER INC. on Friday, May 16, 2003, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock which the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to EquiServe, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of America Online, Inc. or Time Warner Inc. as a result of the America Online/Time Warner merger.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/aol	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined in the secured website by midnight (eastern time) on May 15, 2003.	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions by midnight (eastern time) on May 15, 2003.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposals 2, 3 and 4 and AGAINST proposals 5 and 6.

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposals 2, 3 and 4.

1.	Election of Directors. Nominees:

(01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case,

(04) Frank J. Caufield, (05) Miles R. Gilburne, (06) Carla A. Hills, (07) Reuben Mark, (08) Michael A. Miles,

(09) Kenneth J. Novack, (10) Richard D. Parsons, (11) Franklin D. Raines, (12) R.E. Turner and (13) Francis T. Vincent, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN

2.	Approval of AOL Time Warner Inc. 2003 Stock Incentive Plan.	☐	☐	☐

3.	Approval of amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers.	☐	☐	☐

4.	Ratification of Auditors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 5 and 6.

		FOR	AGAINST	ABSTAIN

5.	Stockholder proposal regarding China business principles.	☐	☐	☐

6.	Stockholder proposal regarding report on pay disparity.	☐	☐	☐

7.	In their discretion, upon such other matters as may properly come before the meeting.	☐	☐	☐

***If you wish to submit your proxy by telephone or Internet, see the instructions above.***

Please mark this box if you plan to attend the Meeting.	☐

Please mark this box if you have indicated an address change.	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date:

Please mark, sign and date this Proxy and return it promptly using the enclosed reply envelope.

PROXY

AOL TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

AOL Time Warner Inc. for the Annual Meeting on May 16, 2003

The undersigned hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of AOL TIME WARNER INC. on Friday, May 16, 2003, and any adjournment thereof, and to vote on the matters indicated all the shares of Series LMCN-V Common Stock which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.

Name of Holder	Number of Shares

The AOL Time Warner Inc. Board of Directors recommends a vote FOR all nominees in item 1.

1.	Election of Directors for terms expiring in 2004 – James L. Barksdale, Stephen F. Bollenbach, Stephen M. Case, Frank J. Caufield, Miles R. Gilburne, Carla A. Hills, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Richard D. Parsons, Franklin D. Raines, R. E. Turner and Francis T. Vincent, Jr., nominees.

FOR ☐	WITHHELD ☐

☐	FOR, except vote withheld from the following nominee(s)

2.	In their discretion, upon such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.    ☐

Signature(s)

	Note: Please sign exactly as name appears hereon. When signing as attorney, officer, administrator or trustee, please give full title as such.	Date

AOL TIME WARNER SAVINGS PLAN

AOL TIME WARNER THRIFT PLAN

TWC SAVINGS PLAN

BOOKSPAN SAVINGS PLAN

You may send your voting instructions to the Trustee over the telephone, on the Internet or by mail, as follows:

•	By telephone: dial 1-800-597-7657 from a touch tone phone in the United States, Canada or Puerto Rico, 24 hours a day, 7 days a week. There is NO CHARGE to you for this call. You will be asked to enter a control number, which is located on the reverse side. Follow the prompts.

•	By Internet: visit the website at www.401kproxy.com and follow the instructions. You will be asked to enter a control number, which is located on the reverse side.

•	By mail: complete and return the instruction card set out below.

You must provide instructions to the Trustee by May 13, 2003 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 5:00 p.m. (eastern time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 13, 2003. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

please fold and detach card at perforation before mailing

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the AOL Time Warner Inc. Annual Meeting on May 16, 2003.

Under the provisions of the Trusts relating to these Plans, Fidelity Management Trust Company (“Fidelity”), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of AOL Time Warner Common Stock held in the AOL Time Warner Common Stock fund under those

Plans (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 16, 2003. Your instructions to Fidelity will not be divulged or revealed to anyone at AOL Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 p.m. (eastern time) on May 13, 2003, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

This instruction card must be signed exactly as name appears hereon.

Signature(s)	Date
(CONTINUED ON REVERSE SIDE)

SUBMIT YOUR INSTRUCTIONS BY TELEPHONE OR INTERNET

QUICK**** EASY**** IMMEDIATE

INTERNET VOTING: www.401kproxy.com

TOUCH TONE TELEPHONE VOTING: 1-800-597-7657

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of AOL Time Warner Inc. to be held on May 16, 2003 and at any adjournment thereof, the undersigned’s proportionate interest in the shares of AOL Time Warner Common Stock held in the AOL Time Warner Common Stock fund under each of the Plans.

1.	Election of Directors for terms expiring in 2004 – (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Miles R. Gilburne, (06) Carla A. Hills, (07) Reuben Mark, (08) Michael A. Miles, (09) Kenneth J. Novack, (10) Richard D. Parsons, (11) Franklin D. Raines, (12) R.E. Turner and (13) Francis T. Vincent, Jr., nominees.

FOR ☐	WITHHELD ☐

☐	FOR, except vote withheld from the following nominee(s):

2.	Approval of AOL Time Warner Inc. 2003 Stock Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Ratification of Auditors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Stockholder proposal regarding China business principles.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Stockholder proposal regarding report on pay disparity.

FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.    ☐

PLEASE SIGN AND DATE ON REVERSE SIDE

VIA EDGAR

March 28, 2003

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    AOL Time Warner Inc.—2003 Proxy Material

Gentlemen:

On behalf of AOL Time Warner Inc. (“AOL Time Warner”), transmitted herewith pursuant to Rule 14a-6(a) of Regulation 14A under the Securities Exchange Act of 1934, as amended, and Regulation S-T are AOL Time Warner’s Notice of Annual Meeting, Proxy Statement and two forms of proxy. It is expected that definitive copies of such documents will be mailed commencing on or about April 2, 2003 to stockholders of record as of March 20, 2003 entitled to vote at AOL Time Warner’s Annual Meeting of Stockholders expected to be held on May 16, 2003. Also transmitted is the form of voting instruction that will be used to solicit instructions from participants in various employee benefit plans.

We note that Annex A and Annex B to AOL Time Warner’s Proxy Statement set forth the AOL Time Warner Inc. 2003 Stock Incentive Plan (the “2003 Plan”) and the amended and restated AOL Time Warner Inc. Annual Bonus Plan for Executive Officers, respectively, for which AOL Time Warner is requesting stockholder action. They are being filed, as part of the Proxy Statement, pursuant to instruction 3 to Item 10 of Schedule 14A. It is anticipated that a registration statement on Form S-8 covering the shares of AOL Time Warner common stock issuable under the 2003 Plan will be filed with the Securities and Exchange Commission as soon as practicable after the anticipated approval of the 2003 Plan by AOL Time Warner’s stockholders at the upcoming annual meeting.

Please direct any comments you might have in connection with the materials filed herewith to the undersigned at (212) 484-7350.

Sincerely,

Susan A. Waxenberg

Assistant General Counsel

and Assistant Secretary

AOL Time Warner Inc.